EXHIBIT 10.1

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

LASALLE BANK NATIONAL ASSOCIATION, as Agent

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME

A PARTY HERETO, as Lenders

and

APAC CUSTOMER SERVICES, INC., as Borrower

DATED AS OF JANUARY 31, 2007

TABLE OF CONTENTS

Page

1.	DEFINITIONS.

2.	LOANS.

(a)	Revolving Loans.

(b)	Repayments.

(c)	Notes.

(d)	Reduction or Termination of the Revolving Loan Commitments.

3.	LETTERS OF CREDIT.

(a)	General Terms.

(b)	Requests for Letters of Credit.

(c)	Obligations Absolute.

(d)	Expiration Dates of Letters of Credit.

(e)	Participation.

(f)	Letters of Credit Outstanding under First Restated Loan Agreement.

4.	INTEREST, FEES AND CHARGES.

(a)	Interest Rate.

(b)	Other LIBOR Provisions; Taxes.

(c)	Fees And Charges.

(d)	Maximum Interest.

(e)	Interest Under First Restated Loan Agreement.

(f)	Fees, Charges and Expenses Under First Restated Loan Agreement.

5.	COLLATERAL.

(a)	Grant of Security Interest to Agent.

(b)	Other Security.

(c)	Possessory Collateral.

(d)	Electronic Chattel Paper.

6.	PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.

7.	Intentionally Omitted.

8.	COLLECTIONS.

9.	COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

(a)	Borrowing Base Reporting.

(b)	Monthly Reports.

(c)	Financial Statements.

(d)	Annual Projections.

(e)	Explanation of Budgets and Projections.

(f)	Public Reporting.

(g)	Other Information.

10.	TERMINATION.

11.	REPRESENTATIONS AND WARRANTIES.

(a)	Financial Statements and Other Information.

(b)	Locations.

(c)	Loans by Borrower.

(d)	Accounts.

(e)	Liens.

(f)	Organization, Authority and No Conflict.

(g)	Litigation.

(h)	Compliance with Laws and Maintenance of Permits.

(i)	Affiliate Transactions.

(j)	Names and Trade Names.

(k)	Equipment.

(l)	Enforceability.

(m)	Solvency.

(n)	Indebtedness.

(o)	Margin Security and Use of Proceeds.

(p)	Parent, Subsidiaries and Affiliates.

(q)	No Defaults.

(r)	Employee Matters.

(s)	Intellectual Property.

(t)	Environmental Matters.

(u)	ERISA Matters.

12.	AFFIRMATIVE COVENANTS.

(a)	Maintenance of Records.

(b)	Notices.

(c)	Compliance with Laws and Maintenance of Permits.

(d)	Inspection and Audits.

(e)	Insurance.

(f)	Collateral.

(g)	Use of Proceeds.

(h)	Taxes.

(i)	Intellectual Property.

(j)	Checking Accounts and Cash Management Services.

(k)	Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control.

13.	NEGATIVE COVENANTS.

(a)	Guaranties.

(b)	Indebtedness.

(c)	Liens.

(d)	Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.

(e)	Dividends and Distributions.

(f)	Investments; Loans.

(g)	Fundamental Changes, Line of Business.

(h)	[Intentionally Omitted].

(i)	Affiliate Transactions.

(j)	Settling of Accounts.

14.	FINANCIAL COVENANTS.

(a)	Maximum Restructuring Cash Disbursements.

(b)	Fixed Charge Coverage.

(c)	EBITDA.

(d)	Leverage.

15.	DEFAULT.

(a)	Payment.

(b)	Breach of this Agreement and the Other Agreements.

(c)	Breaches of Other Obligations.

(d)	Breach of Representations and Warranties.

(e)	Loss of Collateral.

(f)	Levy, Seizure or Attachment.

(g)	Bankruptcy or Similar Proceedings.

(h)	Appointment of Receiver.

(i)	Judgment.

(j)	Death or Dissolution of Obligor.

(k)	Default or Revocation of Guaranty.

(l)	Criminal Proceedings.

(m)	Change of Control.

(n)	Material Adverse Change.

16.	REMEDIES UPON AN EVENT OF DEFAULT.

17.	CONDITIONS PRECEDENT.

18.	SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS.

19.	AGENT.

(a)	Appointment of Agent.

(b)	Nature of Duties of Agent.

(c)	Lack of Reliance on Agent.

(d)	Certain Rights of Agent.

(e)	Reliance by Agent.

(f)	Indemnification of Agent.

(g)	Agent in its Individual Capacity.

(h)	Holders of Notes.

(i)	Successor Agent.

(j)	Collateral Matters.

(k)	Actions with Respect to Defaults.

(l)	Delivery of Information.

(m)	Demand.

(n)	Notice of Default.

(o)	Intercreditor Agreement.

20.	ASSIGNABILITY.

21.	AMENDMENTS, ETC.

22.	NONLIABILITY OF AGENT AND LENDERS.

23.	INDEMNIFICATION.

24.	NOTICE.

25.	CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.

26.	HEADINGS OF SUBDIVISIONS.

27.	POWER OF ATTORNEY.

28.	CONFIDENTIALITY.

29.	COUNTERPARTS.

30.	ELECTRONIC SUBMISSIONS.

31.	WAIVER OF JURY TRIAL; OTHER WAIVERS.

32.	EFFECT OF AMENDMENT AND RESTATEMENT

EXHIBIT A — BUSINESS AND COLLATERAL LOCATIONS

EXHIBIT B — COMPLIANCE CERTIFICATE

EXHIBIT C — COMMERCIAL TORT CLAIMS

EXHIBIT D — FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

EXHIBIT E — FORM OF PROMISSORY NOTE

EXHIBIT F – FORM OF BORROWING BASE CERTIFICATE

SCHEDULE 1-A — PERMITTED INVESTMENTS

SCHEDULE 1-B — PERMITTED LIENS

SCHEDULE 11(g) — LITIGATION

SCHEDULE 11(i) — AFFILIATE TRANSACTIONS

SCHEDULE 11(j) — NAMES & TRADE NAMES

SCHEDULE 11(n) — INDEBTEDNESS

SCHEDULE 11(p)-A – PARENT AND SUBSIDIARIES

SCHEDULE 11(p)-B — AFFILIATES

SCHEDULE 11(q) – DEFAULTS

SCHEDULE 17(a) – CLOSING DOCUMENT CHECKLIST

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) made this 31st day of January, 2007 by and among LASALLE BANK NATIONAL ASSOCIATION in its capacity as Agent as specified herein (“Agent”) for itself and all other lenders from time to time a party hereto (“Lenders”), all other Lenders and APAC CUSTOMER SERVICES, INC., an Illinois corporation, having its principal place of business at Six Parkway North, Deerfield, Illinois 60015 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower, Agent and the Lenders are party to that certain Loan and Security Agreement, dated as of June 2, 2005 (as amended or otherwise modified prior to October 31, 2005, but without giving effect to the Restated Loan Agreement (as defined below), the “Original Loan Agreement”), pursuant to which, among other things, the Lenders made available to Borrower, Revolving Loans (as defined in the Original Loan Agreement); and

WHEREAS, the parties to the Original Loan Agreement amended and restated the Original Loan Agreement pursuant to the terms and provisions of that certain Amended and Restated Loan and Security Agreement, dated as of October 31, 2005 (as amended or otherwise modified prior to the date hereof, but without giving effect to this Agreement, the “First Restated Loan Agreement”), pursuant to which, among other things, the Lenders made available to Borrower Revolving Loans (as defined in the First Restated Loan Agreement and herein after referred to as the “First Restated Revolving Loans”); and

WHEREAS, the parties to the First Restated Loan Agreement desire to amend and restate the First Restated Loan Agreement subject to the terms and conditions set forth herein, to, among other things, (i) restructure the terms of the credit facilities provided for under the First Restated Loan Agreement and (ii) allow for the Borrower to, from time to time, request Revolving Loans or other financial accommodations from Agent and Lenders pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of any Revolving Loan (including any Revolving Loan by renewal or extension) hereafter made to Borrower by Agent and/or Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, the parties agree as follows:

1. DEFINITIONS.

"Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, "Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, "Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Proceeds” and "Tangible Chattel Paper” shall have the respective meanings assigned to such terms in the Illinois Uniform Commercial Code, as the same may be in effect from time to time.

"Affiliate” shall mean any Person (other than an individual) (i) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, Borrower, (ii) which beneficially owns or holds fifteen percent (15%) or more of the voting control or equity interests of Borrower, or (iii) fifteen percent (15%) or more of the voting control or equity interests of which is beneficially owned or held by Borrower.

"Agent” has the meaning specified in the Recitals to this Agreement.

"Agreement” has the meaning specified in the Recitals to this Agreement.

"Applicable Margin” shall mean the Applicable Margin set forth below based on EBITDA for the 12-month period ending on the last day of each fiscal quarter:

At all times prior to the consummation of a Qualified Equity Offering:

Applicable LIBOR
Level	EBITDA	Margin
I	< $12,000,000	250 bps

II	> $12,000,000 < $17,000,000	225 bps

III	> $17,000,000	200 bps

At all times immediately from and following the consummation of a Qualified Equity Offering:

Applicable LIBOR
Level	EBITDA	Margin
I	< $12,000,000	200 bps

II	> $12,000,000 < $17,000,000	175 bps

III	> $17,000,000	150 bps

As of the date hereof, the Applicable Margin shall be set at the applicable Level I and shall remain in effect until delivery to Agent of Borrower’s compliance certificate in respect of the audited annual financial statements for the Fiscal Year ended on or about December 31, 2006, 10 Business Days after which delivery the Applicable Margin will be adjusted based on the EBITDA for the 12-month period ending on the last day of such month. Thereafter, the Applicable Margin shall be adjusted to the extent applicable with respect to the compliance certificate delivered with respect to the last month of each fiscal quarter of Borrower. Each such change shall take effect 10 Business Days after delivery of such compliance certificate. If Borrower fails to deliver the compliance certificate within the time period required by this Agreement, the Applicable Margin shall conclusively be presumed to be equal to the applicable Level I from the date such compliance certificate was required to be delivered until 10 Business Days after delivery of such compliance certificate.

"Approved Electronic Form” shall have the meaning specified in Section 30 hereof.

"Assignment and Acceptance” shall have the meaning specified in Section 20 hereof.

"Billed Eligible Accounts” shall mean an Eligible Account evidenced by an invoice rendered to the Account Debtor thereunder, due and payable within forty-five (45) days after the date of the invoice that does not remain unpaid ninety (90) days past the invoice date thereof.

"Borrower” has the meaning specified in the Recitals to this Agreement.

"Business Day” shall mean any day other than a Saturday, a Sunday or (i) with respect to all matters, determinations, fundings and payments in connection with LIBOR Rate Loans, any day on which banks in London, England or Chicago, Illinois are required or permitted to close, and (ii) with respect to all other matters, any day that banks in Chicago, Illinois are required or permitted to close.

"Capital Adequacy Charge” shall have the meaning specified in subsection 4(c)(iv) hereof.

"Capital Adequacy Demand” shall have the meaning specified in subsection 4(c)(iv) hereof.

"Capital Expenditures” shall mean with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrower and its Subsidiaries during such period that are required by generally accepted accounting principles, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrower and its Subsidiaries less the sum of (i) the amount of net cash proceeds received from the sale of such property, plant and equipment or similar fixed asset that have been applied against the Revolving Loans of Borrower during such period (with such amount being limited to $2,000,000 for the fiscal quarter ending December 31, 2006 and such amount being limited to $2,000,000 in the aggregate from and following January 1, 2007) and (ii) to the extent otherwise constituting Capital Expenditures during such period in accordance with the definition hereof, the aggregate amount of incentive payments or reimbursement payments received by Borrower or any of its Subsidiaries in connection with real estate transactions including but not limited to improvements made to such real estate for the benefit of Borrower or any of its Subsidiaries and not resulting in net out-of-pocket expenditures by Borrower or any of its Subsidiaries.

"Cash Equivalent” shall mean any of the following: (a) marketable direct obligations of the Government of the United States or any agency thereof backed by the full faith and credit of the United States maturing within 365 days of the acquisition thereof, (b) certificates of deposit, time deposits or bankers acceptances issued by any Lender or any United States commercial bank having combined capital and surplus of at least $250,000,000, (c) commercial paper maturing within 270 days of the acquisition thereof issued by any Person organized under the laws of any state of the United States and rated at least P-1 by Moody’s or “A-1” by S&P, (d) marketable general obligations of a state or municipality of the United States, or any political subdivision of any of the foregoing maturing within 365 days from the date of acquisition thereof, unconditionally secured by the full faith and credit of such state or municipality or political subdivision and having at the time of acquisition one of the two highest ratings obtainable from either S&P or Moody’s, or (e) investments in money market funds, the portfolios of which are limited to holding no less than 95% of their assets in investments of the type described in clauses (a), (b), (c) and (d) of this definition.

"Code” means the Internal Revenue Code of 1986, as amended, and any successor law.

"Collateral” shall mean all of the property of Borrower described in Section 5 hereof, together with all other real or personal property of any Obligor or any other Person now or hereafter pledged to Agent, for the benefit of Agent and Lenders, to secure, either directly or indirectly, repayment of any of the Liabilities.

"Defaulting Lender” shall have the meaning specified in subsection 2(a) hereof.

"Disproportionate Advances” shall have the meaning specified in subsection 2(a).

"EBITDA” shall mean, with respect to any period, Borrower’s and its Subsidiaries’ net income for such period, plus the sum (without duplication) of all amounts deducted in arriving at such net income amount in respect of (i) interest expense for such period, (ii) federal, state and local income taxes for such period, (iii) amounts properly charged for depreciation of fixed assets and amortization of intangible assets (including, without limitation, goodwill, deferred expenses and organization costs) for such period, (iv)  all cash and non-cash restructuring charges incurred during the period from July 1, 2005 through December 31, 2006 and not to exceed $10,000,000 including those in connection with the Restructuring, (v) the write down of goodwill in the quarter ending September 30, 2005 in an amount not to exceed $11,000,000, (vi) with respect to periods beginning after December 31, 2006, cash and non-cash restructuring charges incurred during the period and not to exceed $2,500,000 in any Fiscal Year, (vii) non-cash charges related to the expensing of options for Borrower’s common stock incurred during such period and (viii) non-cash asset impairment charges incurred during such period, all on a consolidated basis.

"Eligible Account” shall mean an Account owing to Borrower which is acceptable to Agent in its sole discretion, determined in good faith, for lending purposes. Without limiting Agent’s discretion, Agent shall consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements (as such requirements may be adjusted or supplemented by Agent in its sole credit judgment, determined in good faith with prompt notice to Borrower when such requirements are adjusted or supplemented):

(i) it is an Account that is in all respects what it purports to be;

(ii) it is owned by Borrower, Borrower has the right to subject it to a security interest in favor of Agent or assign it to Agent and it is subject to a first priority perfected security interest in favor of Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(iii) it arises from (A) the performance of services by Borrower in the ordinary course of Borrower’s business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale or lease of Goods by Borrower in the ordinary course of Borrower’s business, and (x) such Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the Goods which are the subject of such Account, and (z) Borrower has possession of, or Borrower has delivered to Agent (at Agent’s request) shipping and delivery receipts evidencing delivery of such Goods;

(iv) it is not an Account owing by an Account Debtor for which more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by such Account Debtor remain unpaid ninety (90) days after the respective invoice dates thereof, unless Agent has approved in writing the continued eligibility thereof;

(v) it is a valid, legally enforceable obligation of the Account Debtor thereunder, and, is not subject to any counterclaim, credit, allowance, adjustment or setoff asserted by such Account Debtor (or, with respect to counterclaims or setoff rights which may exist with respect to Accounts as a result of accounts payable actually owing by Borrower to an Account Debtor, whether or not such counterclaim or setoff right is asserted), or to any claim by such Account Debtor denying liability thereunder in whole or in part due to an asserted setoff claim (except that Accounts excluded from Eligible Accounts solely by reason of this clause (v) shall be excluded only to the extent of the amount of any asserted (or to the extent of any accounts payable, with respect to counterclaims or setoff rights which may exist with respect to Accounts as a result of accounts payable actually owing by Borrower to an Account Debtor, whether or not such counterclaim or setoff right is asserted) setoff, counterclaim, credit, allowance, adjustment or claim);

(vi) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

(vii) the Account Debtor thereunder is not a director, officer, employee or agent of Borrower, or a Subsidiary, Parent or Affiliate;

(viii) it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, in each case, which is subject to a state or local law comparable to the Assignment of Claims Act of 1940, unless Borrower assigns its right to payment of such Account to Agent pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

(ix) it is not an Account with respect to which the Account Debtor is located in a state which requires Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by Borrower at its election; or (z) Borrower has proven, to Agent’s reasonable satisfaction, that Borrower is exempt from any such requirements under any such state’s laws;

(x) the Account Debtor is located within the United States of America or Canada;

(xi) it is not an Account with respect to which the Account Debtor’s obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(xii) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue in any material respect; or (B) which violates any of the covenants of Borrower contained in this Agreement;

(xiii) it is not an Account which, when added to a particular Account Debtor’s other Accounts owed to Borrower, exceeds twenty percent (20%) (or thirty percent (30%) with respect to Wellpoint, Inc. or any of its Affiliates and twenty-five percent (25%) with respect to either Verizon or UPS or any of their Affiliates) of all Accounts of Borrower or a credit limit determined by Agent (any changes to which Agent will provide notice to Borrower) in its sole discretion, determined in good faith for that Account Debtor (except that Accounts excluded from Eligible Accounts solely by reason of this clause (xiii) shall be excluded only to the extent of such excess); and

(xiv) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Agent in its sole credit judgment, determined in good faith and with notice to Borrower promptly when such determination of exclusion from eligibility pursuant to this clause (xiv) is made by Agent.

"Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to hazardous substances, pollution, environmental matters and any material health and/or safety matters, as now or at any time hereafter in effect, applicable to Borrower’s business or facilities owned or operated by Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

"ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

"Event of Default” shall have the meaning specified in Section 15 hereof.

"Excess Availability” shall mean, as of any date of determination, the lesser of (i) the Maximum Revolving Loan Limit less the sum of the outstanding principal balance and accrued unpaid interest and fees of the Revolving Loans and outstanding Letter of Credit Obligations and (ii) the Revolving Loan Limit less the sum of the outstanding principal balance and accrued unpaid interest and fees of the Revolving Loans and outstanding Letter of Credit Obligations, in each case as of the close of business on such date and assuming, for purposes of calculation, that all accounts payable which remain unpaid more than thirty (30) days after the due dates thereof as the close of business on such date are treated as additional Revolving Loans outstanding on such date. Notwithstanding the foregoing, Excess Availability shall be determined by reference to the most current borrowing base certificate delivered pursuant to Section 9(a) hereof, (as adjusted in accordance with Section 2(a)).

"Exited Business” shall have the meaning specified in the definition of “Restructuring.”

"Exited Business Assets” shall have the meaning specified in the definition of “Restructuring.”

"First Restated Loan Agreement” has the meaning specified in the Recitals to this Agreement.

"First Restated Revolving Loans” has the meaning specified in the Recitals to this Agreement.

"Fiscal Year” shall mean each twelve (12) month accounting period of Borrower, which ends on the Sunday closest to December 31 of each year.

"Fixed Charges” shall mean for any period, without duplication, scheduled payments of principal during the applicable period with respect to all indebtedness of Borrower and its Subsidiaries, on a consolidated basis, for borrowed money, plus scheduled payments of principal during the applicable period with respect to all capitalized lease obligations of Borrower and its Subsidiaries, on a consolidated basis, plus scheduled payments of interest during the applicable period with respect to all indebtedness of Borrower and its Subsidiaries, on a consolidated basis, for borrowed money including capital lease obligations, plus Unfinanced Capital Expenditures of Borrower and its Subsidiaries, on a consolidated basis, during the applicable period, plus payments during the applicable period in respect of income or franchise taxes of Borrower and its Subsidiaries, on a consolidated basis; provided, that, if the applicable period of measurement includes any period of time beginning on or after October 1, 2006, Fixed Charges shall be reduced for such measurement period by the amount of Capital Expenditures (in the direct order of incurrence) incurred from and following October 1, 2006 and during such period, in an aggregate amount not to exceed $15,000,000 during the term of this Agreement.

"Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

"Indemnified Party” shall have the meaning specified in Section 23 hereof.

“Intent-To-Use-Applications” shall have the meaning specified in subsection 5(a) hereof.

"Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof between Agent and Second Lien Agent, and acknowledged by Borrower and its Subsidiaries, as the same may be amended or otherwise modified from time to time in accordance with the terms thereof.

"Interest Period” shall have the meaning specified in subsection 4(a)(ii) hereof.

"Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business), purchases or other acquisitions, or contracts to purchase or otherwise acquire, the obligations, indebtedness, stock, equity interests or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with generally accepted accounting principals.

"IRS” means the United States Internal Revenue Service.

"LaSalle” shall mean LaSalle Bank National Association, in its individual capacity.

"Lenders” has the meaning specified in the Recitals to this Agreement.

"Letter of Credit” shall mean any letter of credit issued on behalf of Borrower in accordance with this Agreement.

"Letter of Credit Obligations” shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit then outstanding, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Revolving Loans hereunder.

"Liabilities” shall mean any and all obligations, liabilities and indebtedness of Borrower to Agent and each Lender or to any parent, affiliate or subsidiary of Agent and each Lender of any and every kind and nature, created, arising under or evidenced by this Agreement, any Other Agreement to which an Obligor is a party or any agreement to which an Obligor is a party related to cash management services, deposit accounts, hedging obligations or similar bank services, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance) and whether several, joint or joint and several.

"LIBOR Rate” shall mean, with respect to any Interest Period, a rate per annum equal to (a) the offered rate for deposits in United States dollars for a period equal to such Interest Period as displayed in the Bloomberg Financial Markets system (or such other authoritative source as selected by Agent in its sole discretion) as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period divided by (b) a number equal to 1.0 minus the maximum reserve percentages (expressed as a decimal fraction) including, without limitation, basic supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by Agent by the Board of Governors of the Federal Reserve System. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in such reserve percentage.

"LIBOR Rate Loans” shall mean the Revolving Loans bearing interest with reference to the LIBOR Rate.

"Lock Box” and “Lock Box Account” shall have the meanings specified in subsection 8(a) hereof.

"Material Adverse Effect” shall mean a material adverse effect on the business, property, assets, prospects, operations or condition, financial or otherwise, of a Person.

"Maturity Date” means the earliest to occur of (i) October 31, 2010, (ii) the date on which Borrower permanently reduces the Revolving Loan Commitments to zero pursuant to the provisions of subsection 2(d) hereof and (iii) the date on which the Liabilities become due and payable pursuant to the provisions of subsection 16(a) hereof.

"Maximum Revolving Loan Limit” shall have the meaning specified in subsection 2(a) hereof.

"Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

"Non-U.S. Lender” shall mean (a) each Lender (or Agent) that is a foreign person as defined in Treasury Regulations section 1.1441-1(c)(2) or (b) each Lender (or Agent) that is a wholly-owned domestic entity that is disregarded for United States federal tax purposes under Treasury Regulations section 301.7701-2(c)(2) as an entity separate from its owner and whose single owner is a foreign person within the meaning of Treasury Regulations section 1.1441-1(c)(2).

"Obligor” shall mean Borrower and each other Person who is or shall become primarily or secondarily liable for any of the Liabilities.

"Original Loan Agreement” shall have the meaning specified in the Recitals to this Agreement.

"Original Revolving Loans” shall have the meaning specified in the Recitals to this Agreement.

"Other Agreements” shall mean all agreements, instruments and documents, other than this Agreement, including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to Agent and/or any Lender or to any parent, affiliate or subsidiary of Agent and/or any Lender in connection with the Liabilities or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

"Outstanding First Restated Revolving Loan Balance” shall have the meaning specified in Section 2(a).

"Parent” shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of Borrower.

"PBGC” shall have the meaning specified in subsection 12(b)(v) hereof.

"Permitted Investment” shall mean any of the following: (a) Investment in cash or Cash Equivalents, (b)  Investments received in satisfaction of judgments, settlements of debts or compromises of obligations in the ordinary course of business, in each case, including, without limitation, pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (c) advances and prepayments for asset purchases in the ordinary course of business, (d) Investments consisting of guaranties and/or indebtedness permitted under subsections 13(a) and 13(b) hereof, (e) Investments in any Subsidiary or Affiliate to the extent permitted under subsections 13(d) and 13(i) hereof, (f) other Investments (i) so long as the aggregate amount of such Investments made in any Fiscal Year does not exceed $50,000 in such Fiscal Year and (ii) no such Investments may be made during the continuance of an Event of Default, (g) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits, and (h) Investments existing on the date hereof and described on Schedule 1-A.

"Permitted Liens” shall mean (i) liens imposed by law, statutory liens of landlords, carriers, warehousemen, processors, mechanics, workmen, repairmen, materialmen or suppliers and other similar liens incurred in the ordinary course of business (including, without limitation, deposits made to obtain the release of such liens) and securing amounts not yet due or declared to be due by the claimant thereunder; (ii) liens or security interests in favor of Agent on behalf of the Lenders; (iii) zoning restrictions and easements, rights-of-way licenses, covenants, matters of plat, minor defects or irregularity in title or other agreements of record and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on Borrower’s ability to use such real property for its intended purpose in connection with Borrower’s business; (iv) liens in connection with purchase money indebtedness (as defined in 9-103 of the Uniform Commercial Code) and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized leases; (v) liens set forth on Schedule 1-B hereto and such liens as may arise from any extension, renewal or refinancing of the indebtedness relating to such scheduled lien; (vi) liens, pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance laws, old age benefits, other types of social security or similar legislation; (vii) tax liens with respect to taxes not required to be paid by Section 12(h) and liens resulting from judgments to the extent not constituting an Event of Default hereunder or securing appeal or other surety bonds related to such judgments; (viii) any interest or title of a lessor or sublessor under any operating lease or any capitalized lease; (ix) liens on Cash Equivalents relating to banker’s liens, rights of set-off or similar rights as to deposit or securities accounts and liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; (x) liens or encumbrances (including, without limitation, any interest of a licensee) under licensing agreements for use of intellectual property existing on the date hereof and hereafter entered into in the ordinary course of business; (xi) liens securing indebtedness or other obligations under swaps, interest rate management agreements, hedge agreements or other similar agreements not prohibited by this Agreement; (xii) liens of sellers of goods arising under Article 2 of the Uniform Commercial Code; (xiii) liens or deposits to secure the performance of contracts, leases or other obligations of a like nature incurred in the ordinary course of business; provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue, or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of any lien relating thereto and adequate reserves have been established therefor; (xiv) liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and (xv) liens securing the Second Lien Debt, subject to the terms of the Intercreditor Agreement.

"Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

"Plan” shall have the meaning specified in subsection 12(b)(v) hereof.

"Pre-Settlement Determination Date” shall have the meaning specified in Section 18 hereof.

"Prime Rate” shall mean LaSalle’s publicly announced prime rate (which is not intended to be LaSalle’s lowest or most favorable rate in effect at any time) in effect from time to time.

“Prime Rate Loans” shall mean Revolving Loans bearing interest with reference to the Prime Rate.

"Pro Rata Share” shall mean at any time, with respect to any Lender, a fraction (expressed as a percentage in no more than nine (9) decimal places), the numerator of which shall be the Revolving Loan Commitment of such Lender at such time and the denominator of which shall be the Maximum Revolving Loan Limit at such time.

"Qualified Equity Offering” shall mean a common stock equity offering by Borrower following the date hereof resulting in the receipt by Borrower of gross cash proceeds in an amount equal to not less than $15,000,000, which offering shall be subject only to ordinary course fees (including without limitation underwriting fees), costs and expenses.

"Regulatory Change” shall have the meaning specified in subsection 4(b)(iii) hereof.

"Requisite Lenders” shall mean, (a) at any time when more than two (2) Lenders are party to the Loan Agreement, Lenders having Pro Rata Shares aggregating at least sixty-six and two-thirds percent (66 2/3%) at such time or (b) at any time when two (2) or fewer Lenders are party to the Loan Agreement, Lenders having Pro Rata Shares aggregating at least one hundred percent (100%) at such time.

"Restructuring” shall mean the restructuring of Borrower’s business to effectuate the exit by Borrower from substantially all of its outbound customer acquisition business (the “Exited Business”) as more fully described in the Restructuring Plan presented to Agent on July 18, 2005 (the “Restructuring Plan”), such Restructuring to occur between July 1, 2005 and December 31, 2006. The Restructuring contemplates the termination of certain client relationships, the closing of those certain customer interaction centers identified in section A-I of Exhibit A, the sale or disposal of assets used in the Exited Business at such locations (the “Exited Business Assets”) and the transfer of certain of Borrower’s assets from one customer interaction center to another.

"Restructuring Plan” shall have the meaning specified in the definition of “Restructuring”.

"Revolving Loan Commitment” shall mean, with respect to any Lender, the maximum amount of Revolving Loans which such Lender has agreed to make to Borrower, subject to the terms and conditions of this Agreement, as set forth on the signature page hereto or an Assignment and Acceptance executed by such Lender, in each case, as such amount may be reduced from time to time pursuant to Section 2(d).

"Revolving Loan Limit” shall have the meaning specified in subsection 2(a) hereof.

"Revolving Loans” shall have the meaning specified in subsection 2(a) hereof.

"S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Schwartz Group” means Theodore G. Schwartz, the immediate family members of Theodore G. Schwartz, any trusts for the benefit of Theodore G. Schwartz or his immediate family members, any split-interest trust of which a charity or charities and Theodore G. Schwartz or his immediate family members are the only beneficiaries, or any partnership or corporation of which Theodore G. Schwartz or his immediate family members are direct or indirect partners or shareholders.

"Second Lien Agent” shall mean LaSalle Bank National Association, in its capacity as “Agent” under the terms of the Second Lien Loan Agreement, and any successor to LaSalle Bank National Association in such capacity pursuant to the terms of the Second Lien Loan Agreement.

"Second Lien Debt” shall mean the senior secured second lien loan facility made by the Second Lien Lenders and Second Lien Agent to the Borrower on the date hereof pursuant to the Second Lien Loan Agreement.

"Second Lien Lenders” shall mean the “Lenders” as such term is defined in the Second Lien Loan Agreement.

"Second Lien Loan Agreement” shall mean that certain Second Lien Loan and Security Agreement of even date herewith by and among Second Lien Agent, LaSalle Bank National Association as Administrative Agent, Second Lien Lenders and Borrower, as the same may be amended or otherwise modified from time to time pursuant to the terms of the Intercreditor Agreement.

"Security Agreement” shall mean that certain Amended and Restated Security Agreement dated as of the date hereof by and among each Subsidiary of Borrower and Agent, for the benefit of Agent and Lenders, as the same may be amended, modified or supplemented from time to time.

"Settlement Date” shall have the meaning specified in Section 18 hereof.

"Special Litigation Reserve” shall mean a reserve established by Agent, which reserve as of the date hereof is equal to $2,800,000 and which shall be increased on the last Business Day of each calendar month by (i) $150,000 for each calendar month from January 2007 through December 2007 and (ii) $125,000 for each calendar month from January 2008 through the earlier to occur of (A) December 2008 and (B) the termination of this Agreement pursuant to Section 10, provided that such reserve may be adjusted by Agent from time to time, in its sole discretion, determined in good faith, and may be eliminated if Borrower and Agent agree.

"Subsidiary” shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by Borrower or any partnership of which Borrower is a general partner.

"Tax” shall mean, in relation to any LIBOR Rate Loans and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by Agent or any Lender and/or to be withheld or deducted from any payment otherwise required hereby to be made by Borrower to Agent or any Lender with respect to any LIBOR Rate Loan; provided, that the term “Tax” shall not include (i) any franchise taxes or any taxes measured by or imposed upon the net income or net profits of Agent or any Lender or (ii) any United States withholding tax imposed under laws (including any statute, treaty or regulation) in effect on the date of the closing of the transactions described herein or related hereto (or, in the case of an assignee pursuant to Section 20 of this Agreement, on the date of the Assignment and Acceptance by which such assignee becomes a Lender hereunder) applicable to Agent or such Lender (as the case may be).

"Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Unbilled Eligible Accounts” shall mean an Eligible Account not yet evidenced by an invoice rendered to the Account Debtor thereunder but projected to be invoiced within thirty (30) days after the last date of the service giving rise to such Eligible Account based upon documentation satisfactory to Agent in its sole discretion determined in good faith.

"Unfinanced Capital Expenditures” shall mean all Capital Expenditures, other than those financed with indebtedness permitted pursuant to either of clauses (iv) and/or (v) of Section 13(b) of the Agreement.

2. LOANS.

(a) Revolving Loans.

Immediately prior to the effectiveness of this Agreement, as of the date hereof, and after giving effect to the repayment of outstanding First Restated Revolving Loans with proceeds of Second Lien Debt, the outstanding principal balance of the First Restated Revolving Loans was $15,975,398.41 (the “Outstanding First Restated Revolving Loan Balance”). On the date hereof, the Outstanding First Restated Revolving Loan Balance shall remain an outstanding Liability except to the extent that such Outstanding First Restated Revolving Loan Balance is repaid on the date hereof. Subject to the terms and conditions of this Agreement and the Other Agreements to which an Obligor is a party, prior to the Maturity Date, so long as no Event of Default has occurred and is continuing, each Lender, severally and not jointly, agrees to make its Pro Rata Share of revolving loans and advances (the “Revolving Loans”) requested by Borrower up to such Lender’s Revolving Loan Commitment so long as after giving effect to such Revolving Loans, the sum of the aggregate unpaid principal balance of the Revolving Loans and the Letter of Credit Obligations does not exceed the sum of the following sublimits (the “Revolving Loan Limit”):

(i) eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrower’s business) of Borrower’s Billed Eligible Accounts; plus

(ii) (A) eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrower’s business) of Borrower’s Unbilled Eligible Accounts or (B) Seventeen Million and No/100 Dollars ($17,000,000), whichever is less; minus

(iii) such reserves as Agent elects, in its sole discretion, determined in good faith, to establish from time to time (which amount shall include the Special Litigation Reserve and an amount reflecting unpaid payroll including payroll taxes which amount shall initially be $7,300,000);

provided, that the Revolving Loan Limit shall in no event exceed, as of any date, Twenty-Seven Million Five Hundred Thousand and No/100 Dollars ($27,500,000.00) (such amount from time to time in effect, the “Maximum Revolving Loan Limit”); provided, further, that the Revolving Loan Limit shall be determined by reference to the most current borrowing base certificate delivered pursuant to subsection 9(a) and such determination shall remain in effect until delivery of the next borrowing base certificate unless the Revolving Loan Limit is otherwise adjusted by Agent in its sole credit judgment determined in good faith as a result of Billed Eligible Accounts or Unbilled Eligible Accounts becoming ineligible prior to the delivery of the next borrowing base certificate or the establishment by Agent in its sole discretion, determined in good faith, of any reserves. Agent shall provide prompt notice to Borrower when (i) any adjustment of the Revolving Loan Limit prior to the delivery of a borrowing base certificate pursuant to subsection 9(a) is made and (ii) establishing any reserves.

The aggregate unpaid principal balance of the Revolving Loans shall not at any time exceed the lesser of the (i) Revolving Loan Limit minus the Letter of Credit Obligations and (ii) the Maximum Revolving Loan Limit minus the Letter of Credit Obligations. If at any time the outstanding Revolving Loans exceeds either the Revolving Loan Limit or the Maximum Revolving Loan Limit, in each case minus the Letter of Credit Obligations, or any portion of the Revolving Loans and Letter of Credit Obligations exceeds any applicable sublimit within the Revolving Loan Limit, Borrower shall immediately, and without the necessity of demand by Agent, pay to Agent such amount as may be necessary to eliminate such excess and Agent shall apply such payment to the outstanding Prime Rate Loans until such Revolving Loans are paid in full and then to the outstanding LIBOR Rate Loans.

Neither Agent nor any Lender shall be responsible for any failure by any other Lender to perform its obligations to make Revolving Loans hereunder, and the failure of any Lender to make its Pro Rata Share of any Revolving Loan hereunder shall not relieve any other Lender of its obligation, if any, to make its Pro Rata Share of any Revolving Loans hereunder.

If Borrower makes a request for a Revolving Loan as provided herein Agent, at its option and in its sole discretion, shall do either of the following:

(i) advance the amount of the proposed Revolving Loan to Borrower disproportionately (a “Disproportionate Advance”) out of Agent’s own funds on behalf of Lenders, which advance shall be on the same day as Borrower’s request therefor with respect to Prime Rate Loans if Borrower notifies Agent of such request by 1:00 P.M. (Chicago time) on such day, and request settlement in accordance with Section 18 hereof such that upon such settlement each Lender’s share of the outstanding Revolving Loans (including, without limitation, the amount of any Disproportionate Advance) equals its Pro Rata Share; or

(ii) Notify each Lender by telecopy, electronic mail or other similar form of teletransmission of the proposed advance on the same day Agent is notified or deemed notified by Borrower of Borrower’s request for an advance pursuant to this subsection 2(a). Each Lender shall remit, to the demand deposit account designated by Borrower (i) with respect to Prime Rate Loans, at or prior to 3:00 P.M., Chicago time, on the date of notification, if such notification is made before 1:00 P.M., Chicago time, or 10:00 A.M., Chicago time, on the Business Day immediately succeeding the date of such notification, if such notification is made after 1:00 P.M., Chicago time, and (ii) with respect to LIBOR Rate Loans, at or prior to 10:30 A.M., Chicago time, on the date such LIBOR Rate Loans are to be advanced, immediately available funds in an amount equal to such Lender’s Pro Rata Share of such proposed advance.

If and to the extent that a Lender does not settle with Agent as required under this Agreement (a "Defaulting Lender”) Borrower and Defaulting Lender severally agree to repay to Agent forthwith on demand such amount required to be paid by such Defaulting Lender to Agent, together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent (x) in the case of a Defaulting Lender at the rate published by the Federal Reserve Bank of New York on the next succeeding Business Day as the “Federal Funds Rate” or if no such rate is published for any Business Day, at the average rate quoted for such day for such transactions from three (3) federal funds brokers of recognized standing selected by Agent, and (y) in the case of Borrower, at the interest rate applicable at such time for such Revolving Loans; provided, that Borrower’s obligation to repay such advance to Agent shall not relieve such Defaulting Lender of its liability to Agent for failure to settle as provided in this Agreement.

Borrower hereby authorizes Agent, in its sole discretion determined in good faith, to charge any of Borrower’s accounts or advance Revolving Loans to make any payments of principal, interest, fees, reasonable and documented costs or reasonable and documented expenses required to be made under this Agreement or the Other Agreements.

A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: Borrower shall give Agent same day notice, no later than 1:00 P.M. (Chicago time) on such day, of its request for a Revolving Loan as a Prime Rate Loan, and at least three (3) Business Days prior notice of its request for a Revolving Loan as a LIBOR Rate Loan, in which notice Borrower shall specify the amount of the proposed borrowing, the applicable Interest Period for LIBOR Rate Loans, and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default. In the event that Borrower maintains a controlled disbursement account at LaSalle, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute, to the extent there are insufficient funds in such controlled disbursement account to make such payment, a request for a Revolving Loan as a Prime Rate Loan in an amount equal to any such insufficient funds. As an accommodation to Borrower, Agent may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Borrower. Unless Borrower specifically directs Agent in writing not to accept or act upon telephonic or electronic communications from Borrower, Agent shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Agent’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by Borrower and Agent shall have no duty to verify the origin of any such communication or the authority of the Person sending it, except, in each case, to the extent Agent is grossly negligent or commits willful misconduct.

Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolving Loan requested by Borrower, or deemed to be requested by Borrower, as follows: the proceeds of each Revolving Loan requested under subsection 2(a) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer, book transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by Borrower and Agent from time to time, or elsewhere if pursuant to a written direction from Borrower.

(b) Repayments.

The Liabilities shall be repaid as follows:

(i) Repayment of Revolving Loans. The Revolving Loans and all other Liabilities shall be repaid on the Maturity Date. Borrower may borrow, prepay and reborrow Revolving Loans in accordance with the terms of this Agreement. With respect to any prepayments of the Revolving Loans other than from Proceeds of Collateral pursuant to Section 8 hereof, such prepayments may be made without premium or penalty (but with any required breakage fees pursuant to Section 4(b)(iv)), upon at least three Business Days’ notice to Agent in the case of any LIBOR Rate Loans, or upon notice given to Agent not later than 1:00 P.M. (Chicago time) on the proposed date of prepayment in the case of any Prime Rate Loans, in each case, stating the proposed date, the types of Revolving Loans to be prepaid, the application of such prepayment among Revolving Loans and aggregate principal amount of the prepayment, and if such notice is given, Borrower shall, prepay the specified outstanding aggregate principal amount of the applicable Revolving Loans.

(ii) Mandatory Prepayments. Upon receipt of the proceeds of the sale or other disposition of any Equipment or real property of Borrower which is subject to a mortgage in favor of Agent, or if any of the Equipment or real property subject to such mortgage is damaged, destroyed or taken by condemnation in whole or in part, the proceeds thereof shall be paid by Borrower to Agent, for the benefit of Agent and Lenders, as a prepayment of the Revolving Loans and other Liabilities as provided in Section 8 but shall not permanently reduce the Revolving Loan Commitments.

(c) Notes.

The Revolving Loans shall, in Agent’s and Lenders’ sole discretion, be evidenced by one or more promissory notes in substantially the form of Exhibit E hereto. However, if such Revolving Loans are not so evidenced, such Revolving Loans may be evidenced solely by entries upon the books and records maintained by Agent and each Lender.

(d) Reduction or Termination of the Revolving Loan Commitments.

Subject to Section 10, Borrower may, upon at least thirty (30) Business Days’ notice to Agent, permanently reduce in whole or in part the Revolving Loan Commitments to an amount not less than the then outstanding principal and outstanding accrued interest of the Revolving Loans; provided, however, that each partial reduction of the Revolving Loan Commitments shall be (i) in an aggregate amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) made ratably among the Lenders in accordance with their Revolving Loan Commitments.

3. LETTERS OF CREDIT.

(a) General Terms.

Subject to the terms and conditions of this Agreement and the Other Agreements to which an Obligor is a party, prior to the Maturity Date, so long as no Event of Default has occurred and is continuing, Agent shall from time to time issue, upon Borrower’s request, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed Fifteen Million and No/100 Dollars ($15,000,000). Payments made by the issuer of a Letter of Credit to any Person on account of any Letter of Credit shall be immediately payable by Borrower without notice, presentment or demand and Borrower agrees that each payment made by the issuer of a Letter of Credit in respect of a Letter of Credit shall constitute a request by Borrower for a Prime Rate Loan on the date of such payment sufficient to reimburse such issuer; provided that, if no Event of Default has occurred and is continuing, such Prime Rate Loan shall be deemed to be advanced by Lenders on the date of payment to such issuer notwithstanding any failure to satisfy the notice requirements set forth in Section 2. In the event such Prime Rate Loan is not advanced by Agent or Lenders for any reason, such reimbursement obligations (whether owing to the issuer of the Letter of Credit or Agent or Lenders) shall become part of the Liabilities hereunder and shall bear interest at the rate then applicable to Revolving Loans constituting Prime Rate Loans until repaid. Borrower shall remit to Agent, for the benefit of Lenders, a Letter of Credit fee equal to two percent (2%) per annum on the aggregate undrawn face amount of all Letters of Credit outstanding, which fee shall be payable monthly in arrears on the last Business Day of each month for such month or portion thereof. Borrower shall also pay on demand the normal and customary administrative charges of the issuer of the Letter of Credit for issuance, amendment, negotiation, renewal or extension of any Letter of Credit.

(b) Requests for Letters of Credit.

Borrower shall make requests for Letters of Credit in writing at least three (3) Business Days prior to the date such Letter of Credit is to be issued. Each such request shall specify the date such Letter of Credit is to be issued, the amount thereof, the name and address of the beneficiary thereof and a description of the transaction to be supported thereby. Any such notice shall be accompanied by the form of Letter of Credit requested and any application or reimbursement agreement customarily required by the issuer of such Letter of Credit. If any term of such application or reimbursement agreement is inconsistent with this Agreement, then the provisions of this Agreement shall control to the extent of such inconsistency.

(c) Obligations Absolute.

Borrower shall be obligated to reimburse the issuer of any Letter of Credit, or Agent and/or Lenders if Agent and/or Lenders have reimbursed such issuer on Borrower’s behalf, for any payments made in respect of any Letter of Credit, which obligation shall be unconditional and irrevocable and shall be paid regardless of: (i) any lack of validity or enforceability of any Letter of Credit, (ii) any amendment or waiver of or consent or departure from all or any provisions of any Letter of Credit, this Agreement or any Other Agreement, (iii) the existence of any claim, set off, defense or other right which Borrower or any other Person may have against any beneficiary of any Letter of Credit or Agent, any Lender or the issuer of the Letter of Credit, (iv) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (v) any payment under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (vi) any other act or omission to act or delay of any kind of the issuer of such Letter of Credit, Agent, any Lender or any other Person or any other event or circumstance that might otherwise constitute a legal or equitable discharge of Borrower’s obligations hereunder. It is understood and agreed by Borrower that the issuer of any Letter of Credit may accept documents that appear on their face to be in order without further investigation or inquiry, regardless of any notice or information to the contrary.

(d) Expiration Dates of Letters of Credit.

The expiration date of each Letter of Credit shall be no later than the earlier of (i) one (1) year from the date of issuance and (ii) the thirtieth (30th) day prior to the Maturity Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the thirtieth (30th) day prior to the Maturity Date.

(e) Participation.

Immediately upon the issuance of a Letter of Credit in accordance with this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein to the extent of such Lender’s Pro Rata Share (including, without limitation, all obligations of Borrower with respect thereto). Borrower hereby indemnifies Agent and each Lender (in its capacity as Agent or Lender, as applicable) against any and all liability and expense (other than any liability or expense caused by or resulting from Agent’s or such Lender’s gross negligence or willful misconduct) it may incur in connection with any Letter of Credit and agrees to reimburse Agent and each Lender for any payment made by Agent or any Lender to the issuer in connection with the issuer’s payment with respect to a Letter of Credit.

(f) Letters of Credit Outstanding under First Restated Loan Agreement.

Borrower, Lenders and Agent hereby agree that any and all “Letters of Credit” (as such term is defined in the First Restated Loan Agreement) outstanding on the date hereof shall be deemed to be Letters of Credit issued under this Agreement.

4. INTEREST, FEES AND CHARGES.

(a) Interest Rate.

Subject to the terms and conditions set forth below, the Revolving Loans shall bear interest at the per annum rate of interest set forth in subsection (i), (ii) or (iii) below:

(i) With respect to Prime Rate Loans, (x) prior to the consummation of a Qualified Equity Offering, one-fourth of one percent (0.25%) per annum in excess of the Prime Rate in effect from time to time, payable on the last Business Day of each month in arrears for the month or portion thereof and (y) from and following the consummation of a Qualified Equity Offering, the Prime Rate in effect from time to time, payable on the last Business Day of each month in arrears for the month or portion thereof. Said rates of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

(ii) With respect to LIBOR Rate Loans, the Applicable Margin in excess of the LIBOR Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period. “Interest Period” shall mean any continuous period of one (1), two (2) or three (3) months, as selected from time to time by Borrower by irrevocable notice (in writing, by telecopy, telex, electronic mail or cable or by telephone as provided in Section 2 hereof) given to Agent not less than three (3) Business Days prior to the first day of each respective Interest Period; provided that: (A) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (B) the final Interest Period shall be such that its expiration occurs on or before the Maturity Date; and (C) if for any reason Borrower shall fail to timely select a period, then such Revolving Loans shall continue as, or revert to, Prime Rate Loans. Said rate of interest shall be payable on the last Business Day of each month in arrears and on the last Business Day of such Interest Period.

(iii) Upon the election of Agent or Requisite Lenders following the occurrence and during the continuance of an Event of Default, the Revolving Loans shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand. All interest shall be calculated on the basis of a 360-day year. Agent will provide prompt notice to Borrower after the increase of interest pursuant to this subsection 4(a)(iii).

(b) Other LIBOR Provisions; Taxes.

(i) Subject to the provisions of this Agreement, Borrower shall have the option (A) as of any date, to convert all or any part of the Prime Rate Loans to, or request that new Revolving Loans be made as, LIBOR Rate Loans of various Interest Periods, (B) as of the last day of any Interest Period, to continue all or any portion of the relevant LIBOR Rate Loans as LIBOR Rate Loans; (C) as of the last day of any Interest Period, to convert all or any portion of the LIBOR Rate Loans to Prime Rate Loans; and (D) at any time, to request new Revolving Loans as Prime Rate Loans; provided, that Revolving Loans may not be continued as or converted to LIBOR Rate Loans if the continuation or conversion thereof would violate the provisions of subsections 4(b)(ii) or 4(b)(iii) of this Agreement or if an Event of Default has occurred and is continuing.

(ii) Agent’s determination of the LIBOR Rate as provided above shall be conclusive, absent manifest error. Furthermore, if Agent or any Lender determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (A) U.S. Dollar deposits of sufficient amount and maturity for funding the Revolving Loans are not available to Agent or such Lender in the London Interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Revolving Loans requested by Borrower to be LIBOR Rate Loans or the Revolving Loans bearing interest at the rates set forth in subsection 4(a)(ii) of this Agreement shall not represent the effective pricing to such Lender for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), Agent shall promptly notify Borrower and (1) all existing LIBOR Rate Loans shall convert to Prime Rate Loans upon the end of the applicable Interest Period, and (2) no additional LIBOR Rate Loans shall be made until such circumstances are cured.

(iii) If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Agent or any Lender or its lending offices (a “Regulatory Change”), shall, in the opinion of counsel to Agent or such Lender, make it unlawful for Agent or such Lender to make or maintain LIBOR Rate Loans, then Agent shall promptly notify Borrower and (A) the LIBOR Rate Loans shall immediately convert to Prime Rate Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and (B) no additional LIBOR Rate Loans shall be made until such circumstance is cured.

(iv) If, for any reason, a LIBOR Rate Loan is paid prior to the last Business Day of any Interest Period or if a LIBOR Rate Loan does not occur on a date specified by Borrower in its request (other than as a result of a default by Agent or a Lender), Borrower agrees to indemnify Agent and each Lender against any loss (including any loss on redeployment of the deposits or other funds acquired by Agent or such Lender to fund or maintain such LIBOR Rate Loan but excluding any lost profit or margins), cost or expense incurred by Agent or such Lender as a result of such prepayment or failure to borrow. If Agent or any Lender makes such a claim for compensation, it shall provide to Borrower a certificate setting forth the amount of such loss, cost or expense and an explanation of the basis for and the computation of such loss, cost or expense and the amounts shown on such certificate shall be conclusive in the absence manifest error.

(v) If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Agent or any Lender; (B) subject to the provisions of subsection 4(b)(vi) (which shall be controlling with respect to the matters covered thereby), cause Agent or any Lender or the LIBOR Rate Loans to be subject to any Tax or change the basis of taxation of payments to Agent or any Lender of principal or interest due from Borrower to Agent or such Lender hereunder (other than a change in the taxation of the overall net income of Agent or such Lender); or (C) impose on Agent or any Lender any other adverse condition regarding the LIBOR Rate Loans or Agent’s or any Lender’s funding thereof, and Agent or any Lender shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Agent or such Lender of making or maintaining the LIBOR Rate Loans or to reduce the amount of principal or interest received by Agent or such Lender hereunder, then Borrower shall pay to such party, on demand, such additional amounts as such party shall, from time to time, determine are sufficient to compensate and indemnify such party from such increased cost or reduced amount. If Agent or a Lender makes such a claim for compensation, it shall provide to Borrower after such claim a certificate setting forth the computation of the increased costs or reduced amount in reasonable detail and such compilation shall be conclusive in absence of manifest error.

(vi) Each of Agent and each Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Rate Loans free and clear of, and without deduction for, any Taxes.

(A) If Borrower shall be required to withhold or deduct any Tax from any such amount payable with respect to a LIBOR Rate Loan, then such amount shall be increased by Borrower to the extent necessary to ensure that, after such withholding or deduction, Agent or such Lender (as the case may be) receives a net amount equal to the amount it would have received had no such withholding or deduction been required or made. If Agent or any Lender shall be subject to any Tax in respect of any LIBOR Rate Loan or any part thereof, then Borrower shall indemnify Agent or such Lender (as the case may be) for the full amount of such Tax paid by Agent or such Lender (as the case may be) within 30 days after the date Agent or such Lender (as the case may be) makes written demand therefor. Such written demand shall be accompanied by a certificate setting forth in reasonable detail the amount of such indemnification and the basis for the calculation of such amount, and shall be conclusive in the absence of manifest error. Notwithstanding the foregoing, Borrower shall not be obligated to indemnify Agent or such Lender (as the case may be) to the extent that such Tax was incurred by Agent or such Lender (as the case may be) (x) more than one hundred eighty (180) days prior to the date that Agent or such Lender (as the case may be) become aware that Agent or such Lender (as the case may be) is subject to such Tax or (y) to the extent such Tax was incurred as a result of Agent’s or such Lender’s gross negligence or willful misconduct.

(B) Prior to the closing of the transactions described herein or related hereto, in the case of each Non-U.S. Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Non-U.S. Lender (and from time to time thereafter if requested by Borrower or Agent), each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide Borrower and Agent with two validly completed originals of each of the following, as applicable: (1) Form W-8ECI (claiming exemption from United States withholding tax because the income is effectively connected with a United States trade or business) or any successor form, (2) Form W-8BEN (claiming exemption from, or a reduction of, United States withholding tax under an applicable tax treaty) or any successor form, (3) in the case of a Non-U.S. Lender claiming exemption under section 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from United States withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance reasonably satisfactory to Agent and Borrower to the effect that (x) such Non-U.S. Lender is not a “bank” for purposes of section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (y) is not a ten percent (10%) shareholder for purposes of section 881(c)(3)(B) of the Code and (z) is not a controlled foreign corporation receiving interest from a related person for purposes of section 881(c)(3)(C) of the Code, (4) in the case of a Non-U.S. Lender that is an “intermediary” within the meaning of Treasury Regulations section 1.1441-1(c)(13), Form W-8IMY or any successor or substitute form or forms, including therewith any withholding certificates and withholding statements required under the applicable Treasury Regulations or (5) any other applicable form, certificate or document prescribed by the IRS or applicable law certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender with respect to the LIBOR Rate Loans. Each Non-U.S. Lender shall also provide to each of Borrower and Agent two completed copies of the relevant forms (or successor forms), certificates or documents described in clauses (1) through (5) of the immediately preceding sentence on or before the date that the most recent form, certificate or document previously provided expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent form, certificate or document previously provided, certifying that such Non-U.S. Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments made to such Non-U.S. Lender with respect to the LIBOR Rate Loans, unless a change in any applicable law, treaty or governmental rule, regulation or order (or any change in the interpretation, administration or application thereof) has occurred prior to the date on which any such delivery would otherwise be required that renders all such documentation inapplicable or that would prevent such Non-U.S. Lender from duly completing and delivering any documentation with respect to it.

(C) Prior to the closing of the transactions described herein or related hereto, in the case of each Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender (and from time to time thereafter if reasonably requested by Borrower or Agent), each Lender that is a United States person as defined in section 7701(a)(30) of the Code and that is not an “exempt recipient” (as defined in Treasury Regulations section 1.6049-4(c)) with respect to which no backup withholding is required shall deliver to Borrower and Agent two validly completed originals of Form W-9 or any successor form, certifying that such Person is exempt from United States backup withholding tax on payments made hereunder with respect to the LIBOR Rate Loans.

(D) Unless Borrower has received, prior to making any payment with respect to a LIBOR Rate Loan to or for a Lender, forms or other documents satisfactory to it indicating that payments with respect to a LIBOR Rate Loan are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrower shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate. For any period with respect to which any Lender has failed to provide Borrower or Agent with the appropriate form, certificate or document described in subclause 4(b)(vi)(B) or subclause 4(b)(vi)(C) above, such Lender shall not be entitled to the payment of increased amounts or indemnification under subclause 4(b)(vi)(A) above for any Taxes imposed by reason of such failure.

(E) If, any part of any Tax paid by Agent or any Lender pursuant to subclause 4(b)(vi)(A) above is subsequently recovered by Agent or such Lender, such party shall reimburse Borrower to the extent of the amount so recovered. A certificate of an officer of Agent or any Lender setting forth the amount of such recovery and the basis therefor shall be conclusive, absent manifest error.

(vii) Each request for LIBOR Rate Loans shall be in an amount not less than One Million and No/100 Dollars ($1,000,000), and in integral multiples of, Two Hundred Fifty Thousand and No/100 Dollars ($250,000).

(viii) Unless otherwise specified by Borrower, all Revolving Loans shall be Prime Rate Loans.

(ix) No more than four (4) Interest Periods may be in effect with respect to outstanding LIBOR Rate Loans at any one time.

(c) Fees And Charges.

(i) Unused Line Fee: Borrower shall pay to Agent, for the benefit of Lenders, an unused line fee of three-eighths of one percent (0.375%) per annum of the difference between the Maximum Revolving Loan Limit in effect at such time and the sum of (x) the average daily balance of the Revolving Loans plus (y) the Letter of Credit Obligations for each month, which fee shall be fully earned by Lenders and payable monthly in arrears on the last Business Day of each month for the month or portion thereof. Said fee shall be calculated on the basis of a 360 day year.

(ii) Agent’s Fees: Borrower shall pay to Agent, for its own account, the fees set forth in the fee letter of even date herewith executed by Borrower in favor of Agent.

(iii) Costs and Expenses: Borrower shall reimburse Agent for all reasonable and documented out-of-pocket costs and reasonable and documented out-of-pocket expenses, including, without limitation, legal expenses and attorneys’ fees (whether for internal or outside counsel), incurred by Agent in connection with the (i) documentation and consummation of the transactions contemplated by or related to this Agreement and the Other Agreements, including, without limitation, Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Liabilities; and (iv) administration and enforcement of any of Agent’s and/or any Lender’s rights under this Agreement or any Other Agreement (including, without limitation, any costs and expense of any third party provider engaged by Agent for such purposes). Borrower shall also pay all normal service charges with respect to all accounts maintained by Borrower with any Lender and LaSalle and any additional services requested by Borrower from any Lender and LaSalle. All such costs, expenses and charges shall, if owed to LaSalle, be reimbursed by Agent and Lenders and in such event, or in the event such costs and expenses are owed to Agent or a Lender, shall constitute Liabilities hereunder, shall be payable by Borrower to Agent on demand, and until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder. Agent shall provide invoices for such fees, costs, expenses and charges of Persons other than Agent or Lenders to Borrower promptly after receipt thereof from such Persons. In addition, during the occurrence and continuance of an Event of Default, Borrower shall reimburse each Lender for all documented out-of-pocket costs and documented out-of-pocket expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), incurred by such Lender in connection with the (i) collection, protection or enforcement of any rights in or to the Collateral; (ii) collection of any Liabilities; and (iii) administration and enforcement of any of Lenders’ rights under this Agreement.

(iv) Capital Adequacy Charge. If Agent or any Lender shall have determined that the adoption after the date hereof of any law, rule or regulation regarding capital adequacy, or any change after the date hereof therein or in the interpretation or application thereof, or compliance by Agent or such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration such party’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Agent to Borrower of a written demand therefor (“Capital Adequacy Demand”) together with the certificate described below, Borrower shall pay to such party such additional amount or amounts (“Capital Adequacy Charge”) as will compensate such party for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of Agent or such Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth, in reasonable detail, the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Agent or such Lender, and the method by which such amount was determined. In determining such amount, the applicable party may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

(d) Maximum Interest.

It is the intent of the parties that the rate of interest and other charges to Borrower under this Agreement and the Other Agreements shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Agent or any Lender may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrower.

(e) Interest Under First Restated Loan Agreement.

Borrower, Lenders and Agent hereby agree that any and all accrued and unpaid interest on the First Restated Revolving Loans shall remain Liabilities of the Borrower hereunder, and shall be due and payable by Borrower, for the benefit of the Lenders, in the same matter as interest becomes due and payable hereunder.

(f) Fees, Charges and Expenses Under First Restated Loan Agreement.

Borrower, Lenders and Agent hereby agree that any and all accrued and unpaid fees, charges and expenses owing to Agent or any Lender under the First Restated Loan Agreement or any “Other Agreement” (as such term is defined in the First Restated Loan Agreement) shall be deemed to be accrued fees, charges and expenses hereunder, shall remain Liabilities of the Borrower hereunder, and shall be due and payable by Borrower, for the benefit of the Lenders, in the same manner as comparable fees, charges and expenses are due and payable hereunder.

5. COLLATERAL.

(a) Grant of Security Interest to Agent.

As security for the payment of all Revolving Loans now or in the future made by Agent and Lenders to Borrower hereunder and for the payment or other satisfaction of all other Liabilities, Borrower hereby grants to Agent, for the benefit of Agent and Lenders, a continuing security interest in the following property of Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts (whether or not Eligible Accounts); (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory; (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, Borrower; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) Commercial Tort Claims listed on Exhibit C hereto, (i) any other property of Borrower now or hereafter in the possession, custody or control of Agent or any Lender or any agent or any parent, affiliate or subsidiary of Agent or any Lender or any participant with any Lender in the Revolving Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (j) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of Borrower’s books and records relating to any of the foregoing and to Borrower’s business; provided that this Agreement shall not create a security interest in or lien upon, and the term “Collateral” shall not include, (a) any General Intangible or other right arising under any contract, Instrument, Document, license or other document to the extent that the grant of a security interest would result in a breach of the terms of, or constitute a default under, such General Intangible, contract, Instrument, Document, license or other document (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407 or 9-408 or any successor provision of the Uniform Commercial Code of the relevant jurisdiction or any other applicable law) and (b) tangible personal property subject to a Permitted Lien described in clause (iv) or (viii) of such definition to the extent the granting of a security interest in or lien thereon is prohibited by the terms of the indebtedness secured thereby.

Notwithstanding anything in this Agreement or any Other Agreement to the contrary, (a) neither this Agreement nor any Other Agreement shall operate as a sale, transfer, conveyance or other assignment to Agent or any Lender of any applications by an Obligor for a trademark based on an intent to use the same if and so long as such application is pending and has not been the subject of a statement of use or amendment to allege use (such pending applications which are based on intent to use being hereinafter referred to collectively as “Intent-To-Use Applications”), but rather, if and so long as such Obligor’s Intent-To-Use Application is pending, this Agreement and any applicable Other Agreement shall operate only to create a security interest for collateral purposes in favor of Agent for the benefit of Lenders, on such Intent-To-Use Applications as collateral security for the Liabilities and (b) the lien and security interest of this Agreement or any Other Agreement on any Collateral sold or otherwise disposed of in accordance with the provisions of this Agreement shall be automatically released. Agent shall (and is hereby authorized by each Lender to), at Borrower’s expense, execute and deliver such instruments (including Uniform Commercial Code termination statements), and take such other actions, as Borrower may from time to time reasonably request to confirm or evidence such release made pursuant to the immediately preceding sentence.

(b) Other Security.

Agent, in its sole discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the Other Agreements or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by Agent in respect thereof and all reasonable and documented out-of-pocket costs, fees and reasonable and documented out-of-pocket expenses including, without limitation, attorneys’ fees of inside or outside counsel, all court costs and all other reasonable and documented out-of-pocket charges relating thereto incurred by Agent shall constitute Liabilities, payable by Borrower to Agent on demand and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder. Agent shall provide invoices for such fees, costs, expenses and charges of Persons other than Agent or Lenders to Borrower promptly after receipt thereof from such Persons.

(c) Possessory Collateral.

Immediately upon Borrower’s receipt of any portion of the Collateral evidenced by (i) any Investment Property consisting of certificated securities, (ii) an Instrument with an outstanding principal amount in excess of $250,000 or (iii) any Document, including without limitation, any Tangible Chattel Paper, involving or with respect to assets having a value in excess of $250,000, Borrower shall deliver the original thereof to Agent together with an appropriate endorsement or other specific evidence of lien thereof to Agent (in form and substance acceptable to Agent); provided that if either Excess Availability is less than $1,500,000 or an Event of Default has occurred and is continuing, Borrower shall promptly deliver to Agent a schedule of all items of Collateral evidenced by an Instrument or any Document, without regard to the outstanding principal amount or the value of the assets, as applicable, in connection therewith, and, if requested by Agent in its sole discretion determined in good faith, deliver an original any of such Collateral to Agent together with an appropriate endorsement or other specific evidence of lien thereof to Agent (in form and substance acceptable to Agent). If an endorsement or evidence of lien of any such items shall not be made for any reason, Agent is hereby irrevocably authorized, as Borrower’s attorney and agent-in-fact, to endorse or assign the same on Borrower’s behalf.

(d) Electronic Chattel Paper.

To the extent that Borrower obtains or maintains any Electronic Chattel Paper, Borrower shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Agent as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Agent or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Agent, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

6. PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.

Borrower shall, at Agent’s request, at any time and from time to time, authenticate, execute and deliver to Agent such financing statements (including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of Borrower and regardless of whether any particular asset described in such financing statements falls within the scope of the Uniform Commercial Code or the granting clause of this Agreement), documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Agent) and do such other acts and things or cause third parties to do such other acts and things as Agent may deem necessary or desirable in its sole discretion determined in good faith in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Agent (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Borrower irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as Borrower’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Agent’s security interest in the Collateral. Borrower hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as the Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Agent in connection herewith. Such financing statements may describe the collateral in the same manner as described in this Agreement or may contain an indication or description of collateral that describes such property in any other manner as the Agent may determine, in its sole discretion, is necessary or prudent to ensure the perfection of the security interest in the collateral granted to the Agent in connection herewith, including, without limitation, describing such property as “all assets whether now owned or hereafter acquired” or “all personal property whether now owned or hereafter acquired”. Borrower further ratifies and confirms the prior filing by Agent of any and all financing statements which identify the Borrower as debtor, Agent as secured party and any or all Collateral as collateral.

7. Intentionally Omitted.

8. COLLECTIONS.

(a) Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the “Lock Box”) designated by, and under the exclusive control of, Agent, at a financial institution acceptable to Agent. Borrower shall establish an account (the "Lock Box Account”) in Agent’s name with a financial institution acceptable to Agent, into which all payments received in the Lock Box shall be deposited, and into which Borrower will, within one Business Day of receipt thereof, deposit all payments received by Borrower on Accounts in the identical form in which such payments were received, whether by cash or check. If Borrower or Subsidiary, any officer, director, employee or agent of Borrower or any Subsidiary, or any other Person acting for or in concert with Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Agent and, within one Business Day of receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lock Box Account. The financial institution with which the Lock Box Account is established shall acknowledge and agree, in a manner satisfactory to Agent in its sole discretion determined in good faith, that the amounts on deposit in such Lock Box and Lock Box Account are the sole and exclusive property of Agent, that such financial institution will follow the instructions of Agent with respect to disposition of funds in the Lock Box and Lock Box Account without further consent from Borrower, that such financial institution has no right to setoff (other than with respect to items deposited therein that are returned or otherwise not collected and for customary charges, fees, commissions and expenses and other agreed upon exceptions) against the Lock Box or Lock Box Account or against any other account maintained by such financial institution into which the contents of the Lock Box or Lock Box Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds to Agent in a manner satisfactory to Agent, funds deposited in the Lock Box Account on a daily basis as such funds are collected. Borrower agrees that all payments made to such Lock Box Account or otherwise received by Agent, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise, will be applied on account of the Liabilities in accordance with the terms of this Agreement; provided, that so long as no Event of Default has occurred, payments received by Agent shall not be applied to the unmatured portion of the LIBOR Rate Loans or to any other Liabilities that are not due and payable (other than the principal balance of Prime Rate Loans), but shall be held in a cash collateral account maintained by Agent, until the earlier of (i) the last Business Day of the Interest Period applicable to any such LIBOR Rate Loan which Borrower has not elected to continue as a LIBOR Rate Loan or the due date of such other Liability and then the immediately available funds in such cash collateral account shall be applied to reduce such LIBOR Rate loan and such other Liabilities and (ii) the occurrence and continuance of an Event of Default; provided further, that so long as no Event of Default has occurred and is continuing, the immediately available funds in such cash collateral account shall be disbursed, at Borrower’s discretion, to Borrower so long as after giving effect to such disbursement, the Revolving Loan Limit at such time, equals or exceeds the outstanding Revolving Loans at such time. Borrower agrees to pay all fees, costs and expenses in connection with opening and maintaining the Lock Box and Lock Box Account. All of such fees, costs and expenses if not paid by Borrower when due, may be paid by Agent and in such event all amounts paid by Agent shall constitute Liabilities hereunder, shall be payable to Agent by Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by Borrower to Agent, and, if that endorsement of any such item shall not be made for any reason, Agent is hereby irrevocably authorized to endorse the same on Borrower’s behalf. For the purpose of this section, Borrower irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as Borrower’s true and lawful attorney and agent-in-fact (i) to endorse Borrower’s name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of Borrower or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lock box or postal box into which any of Borrower’s mail is deposited, and open and process all mail addressed to Borrower and deposited therein.

(b) Agent may, at any time and from time to time upon the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of Borrower’s Accounts or other amounts owed to Borrower by suit or otherwise; (ii) exercise all of Borrower’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to Borrower; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of Borrower or other amount owed to Borrower upon such terms, for such amount and at such time or times as Agent deems advisable; (v) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to Borrower; and (vi) do all other acts and things which are necessary, in Agent’s sole discretion, to fulfill Borrower’s obligations under this Agreement and the Other Agreements and to allow Agent to collect the Accounts or other amounts owed to Borrower. In addition to any other provision hereof, Agent may at any time, upon the occurrence and during the continuance of an Event of Default, at Borrower’s expense, notify any parties obligated on any of the Accounts to make payment directly to Agent of any amounts due or to become due thereunder.

(c) For purposes of calculating interest and fees, Agent shall, (i) within two (2) Business Days after receipt by Agent at its office in Chicago, Illinois of checks and (ii) within one (1) Business Day after receipt by Agent at its office in Chicago, Illinois of cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral, apply the whole or any part of such collections or Proceeds against the Liabilities in accordance with and subject to subsection 8(a). For purposes of determining the amount of Revolving Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral shall be applied in whole or in part against the Liabilities, in such order as Agent shall determine in its sole discretion determined in good faith, on the day of receipt, subject to actual collection.

(d) On a monthly basis, Agent shall deliver to Borrower an account statement showing all Revolving Loans, charges and payments, which shall be deemed final, binding and conclusive upon Borrower unless Borrower notifies Agent in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to Borrower and any such notice shall only constitute an objection to the items specifically identified.

9. COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

(a) Borrowing Base Reporting.

Borrower shall deliver to Agent an executed borrowing base certificate at least weekly (no later than Wednesday of each week and calculated as of the last Business Day of the preceding week) or more frequently if requested by Agent after the occurrence of and during the continuance of an Event of Default or provided by Borrower, which shall be accompanied by copies of Borrower’s sales journal, unbilled services/sales activities report, cash receipts journal and credit memo journal for the relevant period. Such weekly report shall reflect the billed and unbilled activity of Borrower with respect to Accounts for the immediately preceding week, and shall be substantially the form of Exhibit F hereto and shall contain such additional information concerning Accounts as may be requested by Agent, from time to time, including, without limitation, but only if specifically requested by Agent, copies of all invoices prepared in connection with such Accounts.

(b) Monthly Reports.

Borrower shall deliver to Agent, in addition to any other reports, within fifteen (15) days after the end of each month, (A) a detailed trial balance of Borrower’s Accounts aged per invoice date, in form and substance reasonably satisfactory to Agent including, without limitation, the names and addresses of all Account Debtors of Borrower, and (B) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Agent may require in its sole discretion), including a listing of any held checks.

(c) Financial Statements.

Borrower shall deliver to Agent the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied: (i) no later than thirty (30) days after each fiscal month (excluding any fiscal month that ends a fiscal quarter), copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrower, certified by the Chief Financial Officer of Borrower, in each case subject to year-end adjustments and the absence of footnotes, (ii) no later than forty-five (45) days after each fiscal quarter, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrower, certified by the Chief Financial Officer of Borrower, in each case subject to year-end adjustments and the absence of footnotes, together with a compliance certificate in the form of Exhibit B hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement which are to be complied with as of the last day of the applicable period covered by the applicable financial statements and (iii) no later than seventy-five (75) days after the end of each of Borrower’s Fiscal Years, audited annual financial statements with an unqualified opinion by Ernst & Young or another nationally recognized independent certified public accountants selected by Borrower and reasonably satisfactory to Agent, which financial statements shall be accompanied by copies of any management letters sent to the Borrower by such accountants. Borrower shall use commercially reasonable efforts to obtain a letter from such accountants acknowledging that they are aware that a primary intent of Borrower in obtaining such financial statements is to influence Agent and Lenders and that Agent and Lenders are relying upon such financial statements in connection with the exercise of their rights hereunder.

(d) Annual Projections.

At least fifteen (15) days prior to the beginning of each of the next three (3) Fiscal Years (but in no event later than three (3) days after approval by Borrower’s Board of Directors), Borrower shall deliver to Agent projected balance sheets, statements of income and cash flow for Borrower, for each of the twelve (12) months during the first of such Fiscal Years and for each of the four (4) fiscal quarters during the second and third of such Fiscal Years, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Agent.

(e) Explanation of Budgets and Projections.

In conjunction with the delivery of the annual presentation of projections or budgets referred to in subsection 9(d) above, Borrower shall deliver a letter signed by the chief executive officer or chief financial officer of Borrower, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of Borrower.

(f) Public Reporting.

Promptly upon the filing thereof, Borrower shall deliver to Agent copies of all registration statements and annual, quarterly, monthly or other regular reports which Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Agent copies of any reports and proxy statements delivered to its shareholders.

(g) Other Information.

Promptly following request therefor by Agent, such other business or financial data, reports, appraisals and projections as Agent may reasonably request.

10. TERMINATION.

THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF UNTIL THE MATURITY DATE. ON THE MATURITY DATE, BORROWER SHALL PAY ALL OF THE LIABILITIES IN FULL, AND AGENT AND LENDERS SHALL NOT MAKE ANY ADDITIONAL REVOLVING LOANS TO OR FOR THE ACCOUNT OF BORROWER. At such time as Borrower has repaid all of the Liabilities and this Agreement has terminated, Borrower shall deliver to Agent and Lenders a release, in form and substance satisfactory to Agent, of all obligations and liabilities of Agent and Lenders and their officers, directors, employees, agents, parents, subsidiaries and affiliates to Borrower, and if Borrower is obtaining new financing from another lender, Borrower shall deliver such lender’s indemnification of Agent and Lenders, in form and substance satisfactory to Agent, for checks which Agent has credited to Borrower’s account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to Borrower’s account. If, during the term of this Agreement, Borrower permanently reduces the Revolving Loan Commitments of all Lenders to zero in accordance with Section 2(d) hereof and, as a result thereof, this Agreement is terminated, Borrower agrees to pay to Agent, for the benefit of Lenders, as a prepayment fee, in addition to the payment of all other Liabilities, an amount equal to (i) $375,000 if such prepayment occurs on or prior to October 31, 2007 (which amount shall be reduced to $125,000 if Borrower refinances the Revolving Loans during such period with a lender that is not LaSalle or an affiliate of LaSalle for the sole reason that Agent has refused a written request from Borrower to reduce or eliminate the Special Litigation Reserve (which written request shall be accompanied by an executed proposal letter to refinance the Revolving Loans, which proposal letter reflects the elimination or reduction of the Special Litigation Reserve)), (ii) $125,000 if such prepayment occurs after October 31, 2007, but before October 31, 2008 (which amount shall be reduced to $41,667 if Borrower refinances the Revolving Loans during such period with a lender that is not LaSalle or an affiliate of LaSalle for the sole reason that Agent has refused a written request from Borrower to reduce or eliminate the Special Litigation Reserve (which written request shall be accompanied by an executed proposal letter to refinance the Revolving Loans, which proposal letter reflects the elimination or reduction of the Special Litigation Reserve)) or (iii) $0 if such prepayment occurs after October 31, 2008. Notwithstanding the foregoing, Borrower shall not be obligated to pay such prepayment fee if the Revolving Loans are refinanced in connection with (a) a refinancing by LaSalle or an affiliate of LaSalle, (b) the sale by Borrower of all or substantially all assets of Borrower to a Person not an Affiliate of Borrower and/or (c) the sale of all or substantially all outstanding equity of Borrower to a Person not an Affiliate of Borrower.

11. REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants to Agent and each Lender as follows, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true at the time of Borrower’s execution hereof and the closing of the transactions described herein or related hereto, shall remain true as of the date made until the repayment in full and satisfaction of all the Liabilities and termination of this Agreement, and except for those specific to a past date (which shall be remade as true and correct as of such past date) shall be remade by Borrower at the time each Loan is made pursuant to this Agreement.

(a) Financial Statements and Other Information.

The financial statements and other written information (in each case, other than financial projections, and other forward-looking information) delivered by Borrower to Agent or any Lender at or prior to the date of this Agreement accurately reflect in all material respects the financial condition of Borrower as of the date hereof, and, as of the date hereof, there has been no material adverse change in the financial condition, the operations, property, assets or prospects of Borrower since the date of the financial statements delivered to Agent with respect to the month ending November 26, 2006. All written information (other than financial projections, and other forward-looking information) now or heretofore furnished by Borrower to Agent or any Lender is true and correct in all material respects as of the date with respect to which such information was furnished. Furthermore, with respect to financial projections, and other forward-looking information, Borrower represents only that such projections and information were prepared in good faith based upon assumptions believed to be reasonable at the time made.

(b) Locations.

The office where Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, Borrower’s principal place of business and all of Borrower’s other places of business and post office boxes to which payments on Borrower’s Accounts are sent and locations of bank accounts are as set forth in Exhibit A and at other locations within and outside of the continental United States of which Agent has been advised by Borrower in accordance with subsection 12(b)(i). The Collateral, including, without limitation, the Equipment (except any part thereof which Borrower shall have advised Agent in writing consists of Collateral normally used in more than one state, Collateral delivered to third parties for repair in the ordinary course and other Collateral with a fair market value of less than $50,000, in the aggregate) is kept, or, in the case of vehicles, based, only at the addresses set forth on Exhibit A, and at other locations within and outside of the continental United States of which Agent has been advised by Borrower in writing in accordance with subsection 12(b)(i) hereof.

(c) Loans by Borrower.

Borrower has not made any loans or advances to any Affiliate or other Person except for (i) loans or advances permitted by Sections 13(f) or 13(i) and (ii) advances authorized hereunder to employees, officers and directors of Borrower for travel and other expenses arising in the ordinary course of Borrower’s business.

(d) Accounts.

Each Account classified on any report delivered by Borrower pursuant to Section 9(a) hereof as an Eligible Account, a Billed Eligible Account or an Unbilled Eligible Account, respectively, conformed as of the date of such report in all respects to the requirements of such classification as set forth in the respective definitions of “Eligible Account”, “Billed Eligible Account” and “Unbilled Eligible Account” as set forth herein as of such date.

(e) Liens.

Borrower is the lawful owner of all Collateral now owned or hereafter acquired by Borrower, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.

(f) Organization, Authority and No Conflict.

Borrower is a corporation duly organized, validly existing and in good standing in the State of Illinois, its state organizational identification number on the date hereof is 50244296 and Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect on Borrower. Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements to which it is a party and perform its obligations hereunder and thereunder. Borrower’s execution, delivery and performance of this Agreement and the Other Agreements to which it is a party does not conflict with the provisions of the organizational documents of Borrower, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which is binding on Borrower, in each case, which conflict could reasonably be expected to have a Material Adverse Effect on Borrower, and Borrower’s execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance upon any of Borrower’s property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which Borrower or any of its property may be bound or affected other than in favor of Agent on behalf of the Lenders.

(g) Litigation.

Except as set forth on Schedule 11(g), there are no actions or proceedings which are pending or, to Borrower’s knowledge, threatened against Borrower which action or proceeding could reasonably be expected to have a Material Adverse Effect on Borrower. Borrower has no Commercial Tort Claims pending other than those set forth on Exhibit C hereto (as Exhibit C may be amended from time to time) and those of which Agent has been advised by Borrower in writing in accordance with Section 12(b)(iii) hereof.

(h) Compliance with Laws and Maintenance of Permits.

Borrower has obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which could reasonably be expected to have a Material Adverse Effect on Borrower. Borrower is in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which could reasonably be expected to have a Material Adverse Effect on Borrower.

(i) Affiliate Transactions.

Except as set forth on Schedule 11(i) hereto or as permitted pursuant to Section 13(i) hereof, Borrower is not conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

(j) Names and Trade Names.

Borrower’s name since the date five years prior to the date hereof has always been as set forth on the first page of this Agreement and since the date five years prior to the date hereof, Borrower has used no trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 11(j) hereto.

(k) Equipment.

Borrower has good and merchantable title to and ownership of all Equipment.

(l) Enforceability.

This Agreement and the Other Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency or other laws related to enforcement of creditors’ rights generally and general principles of equity related to enforceability.

(m) Solvency.

Borrower is, after giving effect to the transactions contemplated hereby, solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder.

(n) Indebtedness.

Except as set forth on Schedule 11(n) hereto and indebtedness permitted under subsection 13(b), Borrower is not obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Revolving Loans.

(o) Margin Security and Use of Proceeds.

Borrower does not own any margin securities, and none of the proceeds of the Revolving Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

(p) Parent, Subsidiaries and Affiliates.

Except as set forth on Schedule 11(p)-A hereto, Borrower has no Parents, Subsidiaries or divisions, nor is Borrower engaged in any joint venture or partnership with any other Person. Except as set forth on Schedule 11(p)-B hereto, Borrower has no other Affiliates (provided that Borrower may update Schedule 11(p)-B from time to time and such update shall not constitute an amendment under, or otherwise be subject to, Section 21 hereof).

(q) No Defaults.

Except as set forth on Schedule 11(q), Borrower is not in default under any material contract, lease or commitment to which it is a party or by which it is bound which default could reasonably be expected to have a Material Adverse Effect on Borrower, nor does Borrower know of any dispute regarding any contract, lease or commitment which could reasonably be expected to have a Material Adverse Effect on Borrower.

(r) Employee Matters.

There are no controversies pending or, to Borrower’s knowledge, threatened between Borrower and any of its employees, agents or independent contractors other than controversies which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Borrower, and Borrower is in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such non-compliance which could not reasonably be expected to have a Material Adverse Effect on Borrower.

(s) Intellectual Property.

Borrower possesses adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue to conduct its business as heretofore conducted by it.

(t) Environmental Matters.

Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of the Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of the Borrower’s knowledge threatened, with respect to any non-compliance in any material respect with or violation in any material respect of the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects, in any material respect, the Borrower or its business, operations or assets or any properties at which the Borrower has transported, stored or disposed of any Hazardous Materials. Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(u) ERISA Matters.

Borrower has paid and discharged all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a lien against any of its properties or assets.

12. AFFIRMATIVE COVENANTS.

Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains Requisite Lenders’ prior written consent waiving or modifying any of Borrower’s covenants hereunder in any specific instance, Borrower covenants and agrees as follows:

(a) Maintenance of Records.

Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of Borrower’s business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A (as Exhibit A may be amended from time to time) or such locations of which Agent has been advised by Borrower in accordance with Section 12(b)(i).

(b) Notices.

Borrower shall:

(i) Locations. Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Agent of the proposed opening of any new place of business or new location of Collateral (other than any Collateral that is normally used in more than one state, any Collateral delivered to third parties for repair in the ordinary course and other Collateral with a fair market value of less than $50,000, in the aggregate), the closing of any existing place of business or location of Collateral (other than the locations of the Exited Business Assets, any Collateral that is normally used in more than one state, any Collateral delivered to third parties for repair in the ordinary course and other Collateral with a fair market value of less than $50,000, in the aggregate), any change of in the location of Borrower’s books, records and accounts (or copies thereof), the opening or closing of any post office box to which payments on Borrower’s Accounts are sent or the opening or closing of any bank account, which notice shall constitute Borrower’s authorization to amend Exhibit A to include such place of business or location.

(ii) Eligible Accounts. Promptly upon becoming aware thereof, notify Agent if any Account or Accounts involving in excess of $25,000 in the aggregate, identified by Borrower to Agent as an Eligible Account, Billed Eligible Account or Unbilled Eligible Account becomes ineligible for any reason.

(iii) Litigation and Proceedings; Tax Liens. Promptly upon becoming aware thereof, notify Agent of any actions or proceedings which are pending or threatened against Borrower which could reasonably be expected to have a Material Adverse Effect on Borrower, of any Commercial Tort Claims of Borrower which may arise, which notice shall constitute Borrower’s authorization to amend Exhibit C to add such Commercial Tort Claim and of any lien, claim, security interest or other encumbrance whatsoever for taxes on any of Borrower’s or its Subsidiaries’ assets.

(iv) Names and Trade Names. Notify Agent within ten (10) days of the change of its name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Agent in writing.

(v) ERISA Matters. Promptly notify Agent of (x) the occurrence of any “reportable event” (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (the “PBGC”) of any employee benefit plan (“Plan”) covering any officers or employees of the Borrower, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) its intention to terminate or withdraw from any Plan.

(vi) Environmental Matters. Immediately notify Agent upon any senior officer of Borrower having an office at Borrower’s headquarter location becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental matter which affects Borrower or its business operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials.

(vii) Default; Material Adverse Change. Promptly advise Agent of any material adverse change in the business, property, assets, prospects, operations or condition, financial or otherwise, of Borrower, the occurrence of any Event of Default hereunder or the occurrence of any event which, if uncured, will become an Event of Default after notice or lapse of time (or both).

All of the foregoing notices shall be provided by Borrower to Agent in writing.

(c) Compliance with Laws and Maintenance of Permits.

Borrower shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which could reasonably be expected to have a Material Adverse Effect on Borrower and Borrower shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply could reasonably be expected to have a Material Adverse Effect on Borrower.

(d) Inspection and Audits.

Borrower shall permit Agent and Lenders, or any Persons designated by Agent, to call at Borrower’s places of business at any reasonable times and upon reasonable prior written notice (provided that no notice shall be required after the occurrence of and during the continuance of an Event of Default), to inspect the Collateral and to inspect, audit, check and make extracts from Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to Borrower’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrower’s business as Agent may consider reasonable under the circumstances; provided that absent the existence of an Event of Default, Agent and Lenders shall not conduct such inspections, audits or checks in excess of three (3) times per Fiscal Year; provided, that in addition thereto and without limiting the foregoing, Borrower shall permit, during the term of this Agreement, two additional reviews of Borrower by a consultant satisfactory to Agent in its reasonable discretion. Borrower shall furnish to Agent such information relevant to Agent’s and/or any Lender’s rights under this Agreement and the Other Agreements to which an Obligor is a party as Agent shall at any time and from time to time request in its sole discretion determined in good faith. Agent, through its officers, employees or agents shall have the right, at any time and from time to time in Borrower’s name, upon reasonable prior notice (provided that no notice shall be required after the occurrence of and during the continuance of an Event of Default), to verify the validity, amount or any other matter relating to any of Borrower’s Accounts, by mail, telephone, telecopy, electronic mail or otherwise. Borrower authorizes Agent and Lenders to discuss the affairs, finances and business of Borrower with any officers, employees or directors of Borrower, and, to discuss the financial condition of Borrower with Borrower’s independent public accountants; provided that Borrower shall be informed of such discussion and an officer of Borrower shall be provided the opportunity to participate in such discussion. Any such discussions shall be without liability to Agent or any Lender or to Borrower’s independent public accountants. Borrower shall pay to Agent all reasonable and documented out-of-pocket fees and costs and expenses incurred by Agent in the exercise of its rights under this Section 12(d), and all of such costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder. Agent shall provide invoice for such fees, costs, expenses and charges of Persons other than Agent or Lenders to Borrower promptly after receipt thereof from such Persons.

(e) Insurance.

Borrower shall:

(i) Keep the Collateral insured against loss or damage by such risks as are customarily insured against by Persons engaged in businesses similar to that of Borrower, with such companies, in such amounts, with such self-insurance retentions or deductibles, and under policies in such form, as shall be satisfactory to Agent in its sole discretion determined in good faith. Original (or certified) copies of such policies of insurance in effect on the date hereof have been or shall be, within ninety (90) days of the date hereof, delivered to Agent, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Agent, showing loss under such insurance policies payable to Agent, for the benefit of Agent and Lenders. Such endorsement, or an independent instrument furnished to Agent, shall provide that the insurance company shall give Agent at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of Borrower or any other Person shall affect the right of Agent to recover under such policy of insurance in case of loss or damage. In addition, Borrower shall cause to be executed and delivered to Agent an assignment of proceeds of its business interruption insurance policies. Borrower hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to Agent. Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent) as Borrower’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance.

(ii) Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrower with such companies and in such amounts, with such self-insurance retentions or deductibles and under policies in such form as shall be satisfactory to Agent in its sole discretion determined in good faith and original (or certified) copies of such policies in effect on the date hereof have been or shall be, within ninety (90) days after the date hereof, delivered to Agent, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Agent and Lenders as additional insureds thereunder and providing that the insurance company shall give Agent at least thirty (30) days written notice before any such policy shall be altered or canceled.

If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Agent, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Agent deems advisable. Such insurance, if obtained by Agent, may, but need not, protect Borrower’s interests or pay any claim made by or against Borrower with respect to the Collateral. Such insurance may be more expensive than the cost of insurance Borrower may be able to obtain on its own and may be cancelled only upon Borrower providing evidence that it has obtained the insurance as required above. All documented out-of-pocket sums disbursed by Agent in connection with any such actions, including, without limitation, documented out-of-pocket court costs, expenses, other charges relating thereto and reasonable attorneys’ fees (whether for internal or outside counsel), shall be payable on demand by Borrower to Agent and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder.

(f) Collateral.

Other than that which is no longer necessary for Borrower’s business, Borrower shall keep the Collateral in good condition, repair and order (ordinary wear and tear excepted) and shall in its reasonable business judgment make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained.

(g) Use of Proceeds.

All proceeds of the Revolving Loans received by Borrower and issuances of Letters of Credit hereunder shall be used solely for (i) refinancing existing indebtedness, (ii) for general corporate or business purposes of Borrower (including the Restructuring) and (iii) Investments by Borrower in Subsidiaries to the extent permitted by Section 13(f).

(h) Taxes.

Borrower shall file all federal tax returns and all material state or local tax returns and pay all taxes evidenced by such returns when due, and shall cause any liens for such taxes to be promptly released; provided, that Borrower shall have the right to contest the payment of such taxes and imposition of such liens in good faith by appropriate proceedings so long as (i) the amount so contested is shown on Borrower’s financial statements; (ii) if required by Agent, a reserve in accordance with subsection 2(a) is established by Agent against Borrower’s ability to borrow Revolving Loans under subsection 2(a) in an amount of money which, in the sole judgment of Agent, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; and (iii) if Borrower fails to prosecute such contest with reasonable diligence, Agent may apply the money so deposited in payment of such taxes. If Borrower fails to pay any such taxes and in the absence of any such contest by Borrower, Agent may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Agent shall be payable by Borrower to Agent on demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder.

(i) Intellectual Property.

Borrower shall, in its reasonable business judgment, maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it.

(j) Checking Accounts and Cash Management Services.

Borrower shall maintain its general checking/controlled disbursement account with LaSalle. Customary charges shall be assessed thereon. In addition, Borrower shall enter into agreements with LaSalle for standard cash management services. Borrower shall be responsible for all customary charges assessed thereon.

(k) Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control.

As required by federal law and the Agent’s, LaSalle’s and each Lender’s policies and practices, the Agent, LaSalle and each Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and Borrower agrees to provide such information. In addition, and without limiting the foregoing sentence, the Borrower shall (a) not use or permit the use of the proceeds of the Revolving Loans to violate any of the foreign asset control regulations of Office of Foreign Assets Control or any enabling statute or Executive Order relating thereto, and (b) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

13. NEGATIVE COVENANTS.

Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains Requisite Lenders’ prior written consent waiving or modifying any of Borrower’s covenants hereunder in any specific instance, Borrower agrees as follows:

(a) Guaranties.

Borrower shall not, nor shall it permit any of its Subsidiaries to, assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except (i) by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) guaranties of indebtedness permitted by subsection 13(b) and (iii) obligations arising in connection with Permitted Investments.

(b) Indebtedness.

Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Revolving Loans, except that Borrower may (i) borrow money from a Person on an unsecured and subordinated basis if a subordination agreement in favor of Agent for the benefit of Lenders and in form and substance satisfactory to Agent in its sole discretion determined in good faith is executed and delivered to Agent relative thereto; (ii) maintain its present indebtedness listed on Schedule 11(n) hereto, in each case, together with any refinancing, extension or renewal thereof so long as the principal amount of such indebtedness and the Collateral therefor are not increased or expanded, as applicable; (iii) incur unsecured indebtedness to trade creditors in the ordinary course of business; (iv) incur purchase money indebtedness or capitalized lease obligations, which indebtedness or capitalized lease obligations shall, in each instance unless otherwise waived by Agent in its sole discretion, be subject to access and use agreements in form and content acceptable to Agent in its sole discretion (it being understood and agreed that Borrower shall be required only to use good faith efforts to arrange for any such agreements with respect to any such indebtedness or capitalized lease obligations in effect as of November 10, 2006); (v) incur operating lease obligations requiring payments not to exceed $16,000,000 in the aggregate during any Fiscal Year of Borrower; (vi) indebtedness under swaps, interest rate management agreements, foreign currency or commodity hedge agreements entered into in the ordinary course of business; (vii) incur financing for the premiums on insurance policies secured by such insurance policies and the proceeds thereof; (viii) incur Second Lien Debt, subject to the terms of the Intercreditor Agreement; and (ix) incur indebtedness consisting of guaranties of indebtedness described in clauses (i)-(viii) hereof (which guaranties, in the case of Second Lien Debt, shall be subject to the terms of the Intercreditor Agreement).

(c) Liens.

Borrower shall not, nor shall it permit any of its Subsidiaries to, grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.

(d) Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.

Borrower shall not (i) enter into, or permit any of its Subsidiaries to enter into, any merger or consolidation; (ii) change the state of Borrower’s organization, or permit any of its Subsidiaries to change its state of organization, or enter into any transaction or permit any Subsidiary to enter into any transaction which has the effect of changing Borrower’s or any of its Subsidiary’s state of organization, unless Borrower has taken action, in a manner satisfactory to Agent in its sole discretion, to maintain the perfection of Agent’s security interest for the benefit of Lenders in the Collateral to the extent of such perfection prior to such change; (iii) sell, lease or otherwise dispose, or permit any of its Subsidiaries to sell, lease or otherwise dispose, of any of its assets other than the sale of the Exited Business Assets in accordance with the Restructuring Plan and other than in the ordinary course of business; (iv) purchase or permit any of its Subsidiaries to purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person; or (v) purchase, redeem or retire, or enter into any transaction to purchase, redeem or retire, any shares of any class of its stock or any other of its outstanding equity interests. Borrower shall not form any new Subsidiaries or enter into any new joint ventures or partnerships with any other Person. Notwithstanding this Section 13(d), (i) Borrower may merge or consolidate with any Subsidiary so long as Borrower is the surviving entity, (ii) any of Borrower’s Subsidiaries may merge or consolidate with any other Subsidiary of Borrower, and Borrower or any Subsidiary of Borrower may redeem or repurchase any outstanding equity interests of any of Borrower’s Subsidiaries and (iii) Borrower may make an investment in the capital stock of APacific Customer Services Phils., Inc., a corporation organized under the laws of the Philippines, in an amount not to exceed $25,000. Borrower will provide prompt written notice to Agent of any actions taken by Borrower or any of its Subsidiaries pursuant to the terms of the preceding sentence.

(e) Dividends and Distributions.

Borrower shall not declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock other than dividends or distributions payable in its stock.

(f) Investments; Loans.

Borrower shall not, and shall not permit any of its Subsidiaries to, purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States and other Permitted Investments; nor shall Borrower lend or otherwise advance funds to any Person except for loans or advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business and other Permitted Investments, provided, that with respect to Permitted Investments in the form of loans to Obligors, at the request of Agent, such loans shall be evidenced by intercompany notes in form and substance satisfactory to Agent and pledged to Agent for the benefit of Lenders.

(g) Fundamental Changes, Line of Business.

Borrower shall not, nor shall it permit any of its Subsidiaries to, amend its organizational documents or change its Fiscal Year or enter into a new line of business materially different from its current business or make any changes to its current business.

(h) [Intentionally Omitted].

(i) Affiliate Transactions.

Except as set forth on Schedule 11(i) hereto or other Affiliate transactions as permitted pursuant to Section 13 hereof, Borrower shall not, nor shall it permit any of its Subsidiaries to, conduct, permit or suffer to be conducted, transactions with Affiliates other than (i) transactions for the purchase or sale of Inventory or services in the ordinary course of business, (ii) payment of commercially reasonable fees, expenses and compensation to directors, officers or employees of Borrower and any Subsidiary and customary indemnification and insurance arrangements in favor of any director, officer or employee of Borrower and any Subsidiary and any agreement relating to any of the foregoing entered into in the ordinary course of business, (iii) tax sharing agreements among Borrower and/or any of its Subsidiaries and (iv) transactions pursuant to terms that are no less favorable to Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

(j) Settling of Accounts.

Borrower shall not settle or adjust any Account identified by Borrower as an Eligible Account (other than settlements or adjustments of Accounts in accordance with normal business practices, provided that no settlement or adjustment of any individual Account shall exceed 3.5% of the amount of that Account without the consent of Agent) or with respect to which the Account Debtor is an Affiliate without the consent of Agent, provided, that upon the occurrence and during the continuance of an Event of Default, Borrower shall not settle or adjust any Account without the consent of Agent.

14. FINANCIAL COVENANTS.

Until payment and satisfaction in full of all Liabilities and the termination of this Agreement, unless Borrower obtains Requisite Lenders’ prior written consent waiving or modifying any of Borrower’s financial covenants hereunder in any specific instance, Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:

(a) Maximum Restructuring Cash Disbursements.

Borrower shall not make cash disbursements in respect of restructuring charges accrued on or after July 1, 2005 (including, as applicable and without limitation, with respect to the Restructuring Plan) in excess of (i) $4,000,000 in the aggregate for the Fiscal Year ending on or about December 31, 2006, (ii) $3,500,000 in the aggregate for the Fiscal Year ending on or about December 31, 2007, and (iii) $2,500,000 in the aggregate for the Fiscal Year ending on or about December 31, 2008.

(b) Fixed Charge Coverage.

Borrower shall not permit the ratio of its EBITDA to Fixed Charges for any period set forth below to be less than the amount set forth below for such period:

Period	Amount
Fiscal quarter commencing on or about October 1, 2006 and ending on or about December 31, 2006	1.25 to 1.0

Two fiscal quarters commencing on or about October 1, 2006 and ending on or about March 31, 2007	1.25 to 1.0

Three fiscal quarters commencing on or about October 1, 2006 and ending on or about June 30, 2007	1.25 to 1.0

Four fiscal quarters commencing on or about October 1, 2006 and ending on or about September 30, 2007	1.25 to 1.0

Each period of four consecutive fiscal quarters
commencing with the four fiscal quarters ending on or
about December 31, 2007, through and including the four
fiscal quarters ending on or about September 30, 2008
1.10 to 1.0

Each period of four consecutive fiscal quarters thereafter, commencing with the four consecutive fiscal quarters ending on or about December 31, 2008	1.25 to 1.0

(c) EBITDA.

(i) Borrower shall not permit EBITDA to be less than the amount set forth below for the corresponding period set forth below:

Period	Amount
Fiscal quarter commencing on or about October 1, 2006 and ending on or about December 31, 2006	$3,600,000

Two fiscal quarters commencing on or about October 1, 2006 and ending on or about March 31, 2007	$7,000,000

Three fiscal quarters commencing on or about October 1, 2006 and ending on or about June 30, 2007	$10,000,000

(ii) Borrower shall not permit EBITDA for the period of four (4) consecutive fiscal quarters ending on or about any date set forth below to be less than the amount set forth below for the corresponding period set forth below:

Period of Four Consecutive Fiscal Quarters
Ending On or About	Amount
September 30, 2007	$14,000,000

December 31, 2007	$15,500,000

March 31, 2008	$18,000,000

June 30, 2008	$20,000,000

September 30, 2008	$21,000,000

Each period of four (4) consecutive fiscal quarters thereafter, commencing with the four (4) consecutive fiscal quarters ending on or about December 31, 2008	$22,000,000

From and following the consummation of a Qualified Equity Offering, the provisions of this clause (c) shall not apply with respect to any period set forth above if the average daily outstanding Revolving Loans over the last fiscal quarter in such period equal $1,000,000 or less.

(d) Leverage.

Borrower shall not permit the ratio of its aggregate indebtedness for borrowed money (including capitalized leases) as of the last day of each fiscal quarter ending on or about each date set forth below, to EBITDA for the period of four (4) consecutive fiscal quarters ending on the last date of such fiscal quarter, to exceed the ratio set forth below for the fiscal quarter ending on or about the corresponding date set forth below:

Date	Ratio
December 31, 2006	4.00 to 1.0

March 31, 2007	3.75 to 1.0

June 30, 2007	3.25 to 1.0

September 30, 2007	3.00 to 1.0

December 31, 2007 and the last day of each fiscal quarter thereafter	2.50 to 1.0

15. DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default” by Borrower hereunder:

(a) Payment.

The failure of any Obligor to pay when due any of the Liabilities.

(b) Breach of this Agreement and the Other Agreements.

The failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements; provided that any such failure under subsections 12(b)(i), (iv) and (v), 12(c) and 12(i) of this Agreement or subsections 8(b)(i), (iii) and (iv), 8(c) and 8(h) of the Security Agreement shall not constitute an Event of Default hereunder until the tenth (10th) day following the occurrence thereof.

(c) Breaches of Other Obligations.

(i) The failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under any other agreement with any Person if such failure could reasonably be expected to have a Material Adverse Effect on such Obligor or (ii) the occurrence of any “Event of Default” under the Second Lien Loan Agreement.

(d) Breach of Representations and Warranties.

The making by any Obligor to Agent or any Lender of any representation or warranty within or in connection with this Agreement or the Other Agreements which is untrue or misleading in any respect as of the date made.

(e) Loss of Collateral.

The loss, theft, damage or destruction of, or (except as permitted hereby (including the sale of the Exited Business Assets) or permitted by the Security Agreement) the sale, lease or furnishing under a contract of service of, any of the Collateral except for any loss, theft, damage or destruction that could not reasonably be expected to have a Material Adverse Effect on Borrower or Borrower and its Subsidiaries taken as a whole.

(f) Levy, Seizure or Attachment.

The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral.

(g) Bankruptcy or Similar Proceedings.

The commencement of any proceedings in bankruptcy by or against any Obligor or for the liquidation or reorganization of any Obligor, or alleging that such Obligor is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Obligor’s debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings, though Agent and Lenders shall have no obligation to make Revolving Loans to or issue, or cause to be issued, Letters of Credit on behalf of Borrower during such sixty (60) day period or, if earlier, until such proceedings are dismissed.

(h) Appointment of Receiver.

The appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor’s assets or the institution of any proceedings for the dissolution (other than in connection with a merger or consolidation permitted by Section 13(d)), or the full or partial liquidation (other than in connection with a merger or consolidation permitted by Section 13(d)), or the merger or consolidation (other than in connection with a merger or consolidation permitted by Section 13(d)), of any Obligor which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings, though Agent and Lenders shall have no obligation to make Revolving Loans to or issue, or cause to be issued Letters of Credit on behalf of Borrower during such sixty (60) day period, or, if earlier, until such appointment is revoked or such proceedings are dismissed.

(i) Judgment.

The entry of any judgment or order against any Obligor which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without being vacated, stayed or bonded pending appeal which involves in the aggregate an amount in excess of $250,000.

(j) Death or Dissolution of Obligor.

The dissolution of any Obligor which is a partnership, limited liability company, corporation or other entity (other than in connection with a merger, consolidation or transaction expressly permitted by Section 13(d)).

(k) Default or Revocation of Guaranty.

The occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document (other than this Agreement) executed and delivered by any Person to Agent or any Lender pursuant to which such Person has guaranteed to Agent and Lenders the payment of all or any of the Liabilities or has granted Agent a security interest in or lien upon some or all of such Person’s real and/or personal property to secure the payment of all or any of the Liabilities (other than in connection with a merger, consolidation or transaction expressly permitted by Section 13(d)) provided, that a breach of subsections 8(b)(i), (iii) and (iv), 8(c) and 8(h) of the Security Agreement will not constitute an Event of Default hereunder until the tenth (10th) day following the occurrence thereof.

(l) Criminal Proceedings.

The institution in any court of a criminal proceeding against any Obligor, or the indictment of any Obligor for any crime to the extent such proceeding or indictment would reasonably be expected to have a Material Adverse Effect on Borrower or Borrower and its Subsidiaries taken as a whole.

(m) Change of Control.

(i) Any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Schwartz Group, becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 30%, or more, of the outstanding common stock of Borrower having the right to vote for the election of members of the Board of Directors or (ii) Borrower ceases to own, directly or indirectly, and control 100% of the equity interests of each of its Subsidiaries.

(n) Material Adverse Change.

Any material adverse change in the Collateral, business, property, assets, prospects, operations or condition, financial or otherwise of any Obligor, as determined by Requisite Lenders in their sole judgment, determined in good faith, or the occurrence of any event which, in Requisite Lenders’ sole judgment, determined in good faith, could reasonably be expected to have a Material Adverse Effect on Borrower or Borrower and its Subsidiaries taken as a whole.

16. REMEDIES UPON AN EVENT OF DEFAULT.

(a) Upon the occurrence of an Event of Default described in subsection 15(g) hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind. Upon the occurrence and during the continuance of any other Event of Default, all Liabilities may, at the option of Requisite Lenders, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

(b) Upon the occurrence and during the continuance of an Event of Default, Agent may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Agent’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Agent may, upon the occurrence and during the continuance of an Event of Default, in each case, to the extent permitted by law, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of Borrower’s premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Agent shall have the right to store the same at any of Borrower’s premises without cost to Agent or Lenders. At Agent’s request upon the occurrence and during the continuance of an Event of Default, Borrower shall, at Borrower’s expense, assemble the Collateral and make it available to Agent at one or more places to be designated by Agent and reasonably convenient to Agent and Borrower. Borrower recognizes and agrees that if Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, Agent and Lenders shall to the extent permitted by law be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. To the extent permitted by law, any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Agent and Borrower, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Borrower is entitled to an accounting of the Liabilities and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Agent and Lenders may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Agent of any of the Collateral in accordance with this Section 16 may be applied by Agent to the payment of documented out-of-pocket expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), and any balance of such Proceeds may be applied by Agent toward the payment of such of the Liabilities, and in such order of application, as Agent may from time to time elect.

17. CONDITIONS PRECEDENT.

The obligation of Agent and Lenders, to fund the initial Revolving Loan, and to issue or cause to be issued the initial Letter of Credit, is subject to the satisfaction or waiver on or before the date hereof of the following conditions precedent:

(a) Agent shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 17(a) in each case in form and substance satisfactory to Agent;

(b) Since November 26, 2006, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on any Obligor, as determined by Agent or Requisite Lenders in their sole discretion;

(c) Agent shall have received payment in full of all reasonable and documented fees and expenses payable to it by Borrower in connection herewith, on or before disbursement of the initial Revolving Loans hereunder;

(d) The Borrower shall have entered into the Second Lien Loan Agreement and the agreements and instruments contemplated thereby providing for Second Lien Debt in an original principal amount of not less than $15,000,000, and the Borrower shall have applied proceeds of the Second Lien Debt to repay outstanding loans advanced pursuant to the terms of the First Restated Loan Agreement;

(e) Agent shall have received (i) projected monthly cash flows of Borrower through December 31, 2007, and (ii) projections of covenant compliance through December 31, 2010, each in form and substance reasonably satisfactory to Agent; and

(f) The Obligors shall have executed and delivered to Agent all such other documents, instruments and agreements which Agent determines are reasonably necessary to consummate the transactions contemplated hereby.

18. SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS.

On a weekly basis (or more frequently if requested by Agent) (a “Settlement Date”), Agent shall provide each Lender with a statement of the outstanding balance of the Liabilities as of the end of the Business Day immediately preceding the Settlement Date (the “Pre-Settlement Determination Date”) and the current balance of the Revolving Loans funded by each Lender (whether made directly by such Lender to Borrower or constituting a settlement by such Lender of a previous Disproportionate Advance made by Agent on behalf of such Lender to Borrower). If such statement discloses that such Lender’s current balance of the Revolving Loans as of the Pre-Settlement Determination Date exceeds such Lender’s Pro Rata Share of the Liabilities outstanding as of the Pre-Settlement Determination Date, then Agent shall, on the Settlement Date, transfer, by wire transfer, the net amount due to such Lender in accordance with such Lender’s instructions, and if such statement discloses that such Lender’s current balance of the Revolving Loans as of the Pre-Settlement Determination Date is less than such Lender’s Pro Rata Share of the Liabilities outstanding as of the Pre-Settlement Determination Date, then such Lender shall, on the Settlement Date, transfer, by wire transfer the net amount due to Agent in accordance with Agent’s instructions. In addition, payments actually received by Agent with respect to the following items shall be distributed by Agent to Lenders as follows:

(a) Within one (1) Business Day of receipt thereof by Agent, payments to be applied to interest on the Revolving Loans shall be paid to each Lender in proportion to its Pro Rata Share, subject to any adjustments for any Disproportionate Advances as provided in subsection 2(a)(i), so that Agent shall receive interest on the Disproportion Advances and each Lender shall only receive interest on the amount of funds actually advanced by such Lender;

(b) Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the Letter of Credit fee set as provided in subsection 3(a) hereof shall be paid to each Lender in proportion to its Pro Rata Share;

(c) Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the unused line fee set forth in subsection 4(c)(i) hereof shall be paid to each Lender in proportion to its Pro Rata Share; and

(d) Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the prepayment fee set forth in Section 2(d) or 10 hereof shall be paid to each Lender in proportion to its Pro Rata Share.

Notwithstanding the foregoing, Agent shall not be obligated to transfer to any Defaulting Lender any payment made by Borrower to Agent, nor shall such Defaulting Lender be entitled to share any interest, fees or other payment hereunder, until payment is made by such Defaulting Lender to Agent as required in this Agreement.

19. AGENT.

(a) Appointment of Agent.

(i) Each Lender hereby designates LaSalle as Agent to act as herein specified. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement, the Other Agreements and the notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Except as otherwise provided herein, Agent shall hold all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any of the Other Agreements for the benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees.

(ii) The provisions of this Section 19 (other than Section 19(i)) are solely for the benefit of Agent and Lenders, and neither Borrower nor any other Obligor shall have any rights as a third party beneficiary of any of the provisions of this Section 19 (other than Section 19(i)). In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Obligor.

(b) Nature of Duties of Agent.

Agent shall not have duties, obligations or responsibilities except those expressly set forth in this Agreement and the Other Agreements. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement or the Other Agreements a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the Other Agreements, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the Other Agreements except as expressly set forth herein.

(c) Lack of Reliance on Agent.

(i) Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (A) its own independent investigation of the financial or other condition and affairs of Agent, each Obligor and any other Lender in connection with the taking or not taking of any action in connection herewith and (B) its own appraisal of the creditworthiness of Agent, each Obligor and any other Lender, and, except as expressly provided in this Agreement, Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter.

(ii) Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the Other Agreements or any notes or the financial or other condition of any Obligor. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Other Agreements, or the financial condition of any Obligor, or the existence or possible existence of any Event of Default.

(d) Certain Rights of Agent.

Agent shall have the right to request instructions from Requisite Lenders or all Lenders, as applicable, pursuant to this Agreement, by notice to each Lender. If Agent shall request instructions from Requisite Lenders or all Lenders, as applicable, with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all Lenders, as applicable, and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of Requisite Lenders or all Lenders, as applicable.

(e) Reliance by Agent.

Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any of the Other Agreements or any instrument, document or communication furnished pursuant hereto or thereto or in connection herewith or therewith. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, electronic mail or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. Agent may consult with legal counsel (including counsel for any Obligor with respect to matters concerning any Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(f) Indemnification of Agent.

To the extent Agent is not promptly reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent, in proportion to its Pro Rata Share, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnities and cease to do, or not commence, the acts to be indemnified against, even if so directed by Requisite Lenders or all Lenders, as applicable, until such additional indemnification is provided. The obligations of Lenders under this subsection 19(f) shall survive the payment in full of the Liabilities and the termination of this Agreement.

(g) Agent in its Individual Capacity.

With respect to the Revolving Loans made by it pursuant hereto, Agent shall have the same rights and powers hereunder as any other Lender or holder of a note or participation interest and may exercise the same as though it was not performing the duties specified herein; and the term “Lenders,” or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisor or other business with Borrower or any Affiliate of Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders, to the extent such activities are not in contravention of the terms of this Agreement.

(h) Holders of Notes.

Agent may deem and treat the payee of any promissory note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any promissory note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such promissory note or of any promissory note or notes issued in exchange therefor.

(i) Successor Agent.

(i) Agent may, upon five (5) Business Days’ notice to Lenders and Borrower, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this subsection 19(i)) by giving written notice thereof to Lenders and Borrower. Upon any such resignation, Requisite Lenders with, so long as no Event of Default exists, the consent of Borrower (which consent shall not be unreasonably withheld or delayed) shall have the right, upon five (5) days’ notice, to appoint a successor Agent. If no successor Agent shall have been so appointed by Requisite Lenders and accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then, upon five (5) days’ notice, the retiring Agent may with, so long as no Event of Default exists, the consent of Borrower (which consent shall not be unreasonably withheld or delayed) on behalf of Lenders, appoint a successor Agent, which shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any affiliate of such bank or trust company or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least Fifty Million and No/100 Dollars ($50,000,000.00).

(ii) Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 19 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

(j) Collateral Matters.

(i) Each Lender authorizes and directs Agent to enter into the Other Agreements for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Requisite Lenders in accordance with the provisions of this Agreement or the Other Agreements, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Other Agreements which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to this Agreement and the Other Agreements.

(ii) Agent will not, without the verbal consent of all Lenders, which consent shall (a) be confirmed promptly thereafter in writing and (b) not be unreasonably withheld or delayed, execute any release of Agent’s security interest in any Collateral except for releases relating to dispositions of Collateral (x) permitted by this Agreement and (y) in connection with the repayment in full of all of the Liabilities by Borrower and the termination of all obligations of Agent and Lenders under this Agreement and the Other Agreements; provided, that with the consent of Requisite Lenders, Agent may release its liens on Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, as determined by Agent, either in a single transaction or series of related transactions, not to exceed twenty percent (20%) of the book value of all Collateral in any Fiscal Year. Agent shall not be required to execute any such release on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty. In the event of any sale or transfer of any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale or transfer.

(iii) Lenders hereby agree that the lien granted to Agent in any property sold or disposed of in accordance with the provisions of this Agreement shall be automatically released; provided, however that Agent’s lien shall attach to and continue for the benefit of Agent and Lenders in the proceeds and products of such property arising from any such sale or disposition.

(iv) To the extent, pursuant to the provisions of this subsection 19(j), Agent’s execution of a release is required to release its lien upon any sale and transfer of Collateral which is consented to in writing by Requisite Lenders or all Lenders, as applicable, and upon at least five (5) business days’ prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon the Collateral that was sold or transferred.

(v) Agent shall not have any obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Borrower or any other Obligor or is cared for, protected or insured or that the liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 19 or in any of the Other Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

(vi) In the event that any Lender receives any Proceeds of any Collateral by setoff, exercise of any banker’s lien or otherwise, in an amount in excess of such Lender’s Pro Rata Share of such Proceeds, such Lender shall purchase for cash (and other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Liabilities as would be necessary to cause all Lenders to share the amount so set off or otherwise received with each other Lender in accordance with their respective Pro Rata Shares. No Lender shall exercise any right of set off or banker’s lien without the prior written consent of Agent.

(k) Actions with Respect to Defaults.

In addition to Agent’s right to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by Requisite Lenders or all Lenders, as applicable, under this Agreement; provided, that until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of Lenders. No Lender shall have any right individually to enforce or seek to enforce this Agreement or any Other Agreement or to realize upon any Collateral, unless instructed to do so by Agent.

(l) Delivery of Information.

Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from Borrower or any other Obligor, Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any Other Agreement except (i) as specifically provided in this Agreement or any Other Agreement and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

(m) Demand.

Subject to the terms of this Agreement, Agent shall make demand for repayment by Borrower of all Liabilities owing by Borrower hereunder, upon the occurrence and during the continuance of an Event of Default, upon the written request of Requisite Lenders. Agent shall make such demand in such manner as it deems appropriate, in its sole discretion, to effectuate the request of the Requisite Lenders. Nothing contained herein shall limit the discretion of Agent to take reserves, to deem certain Accounts ineligible, or to exercise any other discretion granted to Agent in this Agreement.

(n) Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or any event which, with passage of time or giving of notice, could become an Event of Default, except with respect to Events of Default arising as a result of Borrower’s failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, unless Agent shall have received written notice from a Lender or Borrower describing such Event of Default or event which, with the passage of time or giving of notice, could become an Event of Default, and which identifies such event as a “notice of default”. Upon receipt of any such notice or Agent becoming aware of Borrower’s failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, Agent will notify each Lender of such receipt or event.

(o) Intercreditor Agreement.

Each of the Lenders hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement as a “First Lien Claimholder” as defined in the Intercreditor Agreement as if such Lender were a signatory thereto and hereby authorizes Agent to enter into, execute and perform its obligations under the Intercreditor Agreement.

20. ASSIGNABILITY.

(a) Borrower shall not have the right to assign this Agreement or any interest therein except with the prior written consent of Agent and all Lenders.

(b) Any Lender may make, carry or transfer Revolving Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to Borrower (including, without limitation, under Section 4 of this Agreement).

(c) Each Lender may, with the consent of Agent and Borrower (provided, that Borrower’s consent (i) shall not be unreasonably withheld or delayed, (ii) shall not be required if an Event of Default exists and (iii) shall not be required for an assignment by a Lender to a Lender or an affiliate of a Lender), but without the consent of any other Lender, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the Other Agreements; provided, that (i) for each such assignment, the parties thereto shall execute and deliver to Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance Agreement in the form attached hereto as Exhibit D (the “Assignment and Acceptance”), and a processing and recordation fee of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) to be paid by the assignee, and (ii) no such assignment shall be for less than Five Million and No/100 Dollars ($5,000,000.00). Upon such execution and delivery of the Assignment and Acceptance to Agent and Agent’s recording of such assignment in the Register, from and after the date specified as the effective date in the Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have prior to such assignment pursuant to Section 23 of this Agreement which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Any attempted assignment or transfer in violation of this Section 20(c) shall be null and void.

(d) By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement and the Other Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the Other Agreements, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any other Obligor or the performance or observance by Borrower or any other Obligor of its obligations under this Agreement and the Other Agreements, (iii) such assignee confirms that it has received a copy of this Agreement and the Other Agreements, together with copies of the financial statements referred to in Section 9 of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e) Agent shall, maintain at its address referred to in Section 24 of the Agreement a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders and the Revolving Loan Commitment of, and principal amount of the Revolving Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent and Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrower, Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Revolving Loans and any promissory notes evidencing Revolving Loans are registered obligations and the right, title and interest of any Lender and/or its assignees in and to such Revolving Loans or promissory notes, as applicable, shall be transferable only upon notation of such transfer in the Register. This Section 20(e) shall be construed so that the Revolving Loans and any promissory notes evidencing Revolving Loans are at all times maintained in “registered form” within the meaning of sections 163(f), 871(h)(2) and 881(c)(2) of the Code and the applicable Treasury Regulations.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, and in accordance with the provisions of this Section 20, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower shall execute and deliver to Agent in exchange for the surrendered promissory note or notes, a new promissory note or notes to the order of the assignee in amounts equal to such assignee’s Revolving Loan Commitment and outstanding Revolving Loans hereunder and, if the assigning Lender has retained a portion of the Revolving Loans or its Revolving Loan Commitment, a new promissory note or notes to the order of the assigning Lender in an amount equal to the remaining Revolving Loan Commitment and outstanding Revolving Loans hereunder of such assigning Lender under the terms of this Agreement. Such new promissory note or notes shall re-evidence the indebtedness outstanding under the old promissory note or notes and shall be in the aggregate principal amount of such surrendered promissory note or notes, shall be dated of even date herewith and shall otherwise be in substantially the form of the promissory note or notes subject to such assignment.

(g) Each Lender may sell participations (without the consent of Agent, Borrower or any other Lender) to one or more parties, in or to all (or a portion) of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Loan Commitment or the Revolving Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement or any Other Agreement, (iv) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement or any Other Agreement and (v) any such participant shall not be entitled to receive any greater payments under this Agreement or any Other Agreement than such Lender would have been entitled to receive with respect to the rights participated.

(h) Each Lender agrees that, without the prior written consent of Borrower and Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or other Liabilities under the securities laws of the United States of America or of any jurisdiction.

(i) In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding Borrower, provided that any assignee or participant or any potential assignee or participant agrees to follow and be bound by the confidentiality requirements set forth in Section 28 hereof.

21. AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement or any of the Other Agreements to which Borrower, Agent or any Lender is a party, nor consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and Requisite Lenders, or if Lenders shall not be parties thereto, by the parties thereto and consented to by Requisite Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following: (i) increase the Revolving Loan Commitments of Lenders or subject Lenders to any additional obligations to extend credit to Borrower, (ii) reduce the principal of, or interest on, the Revolving Loans (other than as expressly permitted herein) or any fees hereunder, (iii) postpone any date fixed for any payment in respect of principal of, or interest on, the Loan or any fees hereunder, (iv) change the Pro Rata Shares of Lenders, or any minimum requirement necessary for Lenders or Requisite Lenders to take any action hereunder, (v) amend or waive this Section 21, or change the definition of Requisite Lenders, or (vi) except in connection with the financing, refinancing, sale or other disposition of any asset of Borrower permitted under this Agreement (or to the extent Requisite Lender approval only is required with any such release pursuant to subsection 19(j) hereof), release or subordinate any liens in favor of Agent, for the benefit of Agent and Lenders, on any of the Collateral and provided further, that no amendment, waiver or consent affecting the rights or duties of Agent under this Agreement or any Other Agreement shall in any event be effective, unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action. Notwithstanding any of the foregoing to the contrary, for purposes of voting or consenting to matters with respect to this Agreement and the Other Agreements, a Defaulting Lender shall not be considered a Lender and such Defaulting Lender’s Revolving Loan Commitment shall each be deemed to be $0 until such Defaulting Lender makes the payments required in this Agreement.

In the event that any consent, waiver or amendment requiring the agreement of all Lenders as set forth above is agreed to by the Requisite Lenders, but not all Lenders, Agent may, in its sole discretion, cause any non-consenting Lender to assign its rights and obligations under this Agreement and the Other Agreements to one or more new Lenders or existing Lenders in the manner and according to the terms set forth in Section 20 of this Agreement; provided, that (i) no Lender may be required to assign its rights and obligations to a new Lender because such lender is unwilling to increase its own loan commitments, (ii) such new Lender must be willing to consent to the proposed amendment, waiver or consent and (iii) in connection with such assignment the new Lender pays the assigning Lender an amount equal to the Liabilities owing to such assigning Lender, including all principal, accrued and unpaid interest and accrued and unpaid fees to the date of assignment. Such assignment shall occur within thirty (30) days of notice by Agent to such non-consenting Lender of Agent’s intent to cause such non-consenting Lender to assign its interests hereunder.

22. NONLIABILITY OF AGENT AND LENDERS.

The relationship between Borrower, on the one hand, and Agent and Lenders on the other hand shall be solely that of borrower and lender. Neither Agent nor any Lender shall have any fiduciary responsibilities to Borrower. Neither Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

23. INDEMNIFICATION.

Borrower agrees to defend (with counsel reasonably satisfactory to Agent), protect, indemnify and hold harmless Agent and each Lender, each affiliate or subsidiary of Agent and each Lender, and each of their respective shareholders, members, officers, directors, managers, employees, attorneys and agents (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws and regulations, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Revolving Loans or any Letters of Credit or the use or intended use of the proceeds of the Revolving Loans or any Letters of Credit; provided, however, that (i) the provisions of this Section 23 shall not apply with respect to taxes (which shall be governed by Section 4(b) hereof) and (ii) Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Revolving Loans hereunder from the date incurred by each Indemnified Party until paid by Borrower, be added to the Liabilities of Borrower and be secured by the Collateral. The provisions of this Section 23 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement. Agent shall provide invoices for such fees, costs, expenses and charges of Persons other than Agent or Lenders to Borrower promptly after receipt thereof from such Persons.

24. NOTICE.

All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of Agent shall be sent to it at 135 South LaSalle Street, Chicago, Illinois 60603-4105, attention: Steve Fenton, Esq., facsimile number: (312) 904 – 6109 or as otherwise directed by Agent in writing, in the case of a Lender shall be sent to it at the address set forth below its name on the signature page hereto or in the Assignment and Acceptance Agreement or as otherwise directed by such Lender in writing, and in the case of Borrower shall be sent to it at its principal place of business set forth on Exhibit A hereto or as otherwise directed by Borrower in writing. All notices shall be deemed received upon actual receipt thereof or refusal of delivery.

25. CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.

This Agreement and the Other Agreements to which Borrower is a party are submitted by Borrower to Agent and Lenders for their acceptance or rejection at Agent’s principal place of business as an offer by Borrower to borrow monies from Agent and Lenders now and from time to time hereafter, and shall not be binding upon Agent or any Lender or become effective until accepted by Agent and Lenders, in writing, at said place of business. If so accepted by Agent and Lenders, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

BORROWER HEREBY CONSENTS AND SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN THE CITY OF CHICAGO AND STATE OF ILLINOIS FOR ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND TO THE EXTENT PERMITTED BY LAW SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY AGENT OR LENDERS IN ACCORDANCE WITH THIS SECTION.

26. HEADINGS OF SUBDIVISIONS.

The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

27. POWER OF ATTORNEY.

Borrower acknowledges and agrees that its appointment of Agent as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are satisfied and paid in full and this Agreement is terminated.

28. CONFIDENTIALITY.

Borrower, Agent and each Lender hereby agree to use commercially reasonable efforts to assure that any and all information relating to Borrower or any Obligor which is (i) furnished by Borrower or any Obligor to Agent or any Lender (or to any affiliate of Agent or any Lender); and (ii) non-public, confidential or proprietary in nature or credit information, shall be kept confidential by Agent and such Lender or such affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to Borrower may be distributed by such party to such party’s directors, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators, to Agent and any other Lender and upon the order of a court or other governmental agency having jurisdiction over Agent or such Lender or such affiliate, to any other party. In addition such information and other credit information may be distributed by Agent or any Lender to potential participants or assignees of any portion of the Liabilities, provided, that such potential participant or assignee agrees to follow the confidentiality requirements set forth herein. Borrower, Agent and each Lender further agree that this provision shall survive the termination of this Agreement. Notwithstanding the foregoing, Borrower hereby consents to Agent publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

29. COUNTERPARTS.

This Agreement, any of the Other Agreements and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

30. ELECTRONIC SUBMISSIONS.

Upon not less than thirty (30) days’ prior written notice (the “Approved Electronic Form Notice”) and subject to Borrower’s consent (which consent shall not be unreasonably withheld or delayed), Agent may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Other Agreements, be submitted to Agent in “Approved Electronic Form” (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Agent, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Agent (which approval has not been revoked or modified by Agent) and sent to Borrower in an Approved Electronic Form Notice. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Other Agreements.

31. WAIVER OF JURY TRIAL; OTHER WAIVERS.

(a) BORROWER, AGENT AND EACH LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY BORROWER, AGENT OR SUCH LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP AMONG BORROWER, AGENT AND LENDERS. IN NO EVENT SHALL AGENT OR ANY LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(b) Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

(c) Borrower hereby waives the benefit of any law that would otherwise restrict or limit Agent or any Lender or any affiliate of Agent or any Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Liabilities that are due and payable, without notice at any time upon the occurrence and during the continuance of an Event of Default, any indebtedness, matured or unmatured, owing by Agent or any Lender or such affiliate of Agent or any Lender to Borrower, including, without limitation any Deposit Account at Agent or any Lender or such affiliate. Borrower waives every defense, counterclaim (other than counterclaims which would be waived if not made) or set-off which Borrower may now have or hereafter may have to any action by Agent and Lenders in enforcing this Agreement or the Other Agreements and/or any of the Liabilities, or in enforcing Agent’s rights in the Collateral and ratifies and confirms whatever Agent and Lenders may do in accordance with the terms hereof and agrees that Agent and Lenders shall not be liable for any error in judgment or mistakes of fact or law except for Agent’s or any Lender’s gross negligence or willful misconduct.

(d) TO THE EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY AGENT OR ANY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL.

(e) Agent’s and/or Lenders’ failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Agent or any Lender of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Agent or any Lender in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy.

32. EFFECT OF AMENDMENT AND RESTATEMENT

Upon the execution and delivery of this Agreement, the “Liabilities” under, and as such term is defined in, the First Restated Loan Agreement shall continue in full force and effect, but shall now be governed by the terms and conditions set forth in this Agreement. Such Liabilities, together with any and all additional Liabilities incurred by Borrower hereunder or under any of the Other Agreements, shall continue to be secured by the assets of Borrower whether now existing or hereafter acquired and wheresoever located subject to the exceptions set forth herein and in the Other Agreements. Borrower hereby reaffirms its Liabilities, grants of security interests, pledges and the validity of all covenants by Borrower contained in this Agreement and any and all Other Agreements. The execution and delivery of this Agreement shall not constitute a novation or repayment of the Liabilities under the First Restated Loan Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

APAC CUSTOMER SERVICES, INC. By /s/ George H. Hepburn III

Title Senior Vice President and

Chief Financial Officer

Address: Six Parkway North Deerfield, Illinois 60015 LASALLE BANK NATIONAL ASSOCIATION, as Agent and a Lender By /s/ Andrew Heinz

Title First Vice President

Address: 135 South LaSalle Street Chicago, Illinois 60603-4105
Revolving Loan Commitment: $27,500,000